[Certain confidential portions of this exhibit have been redacted pursuant to 4(a) of the Instructions as to Exhibits of Form 20-F. The omitted information is (i) not material and (ii) is the type of information the Company treats as private or confidential. In addition, schedules and similar attachments to this exhibit have been omitted pursuant to the instructions as to Exhibits of Form 20-F.]

LATAM AIRLINES GROUP S.A.

EACH OF THE GUARANTORS PARTY HERETO

7.875% SENIOR SECURED NOTES DUE 2030

INDENTURE
Dated as of October 15, 2024

Wilmington Trust, National Association
as Trustee

and

Wilmington Trust, National Association
as Collateral Trustee

TABLE OF CONTENTS
Page
Section 1.01.    Definitions    1
Section 1.02.    Other Definitions    46
Section 1.03.    Rules of Construction    47
Section 1.04.    Calculations and Tests    48
ARTICLE 2 THE NOTES    48
Section 2.01.    Form and Dating    48
Section 2.02.    Execution and Authentication    49
Section 2.03.    Registrar and Paying Agent    50
Section 2.04.    Paying Agent to Hold Money in Trust    50
Section 2.05.    Holder Lists    51
Section 2.06.    Transfer and Exchange    51
Section 2.07.    Replacement Notes    63
Section 2.08.    Outstanding Notes    63
Section 2.09.    Treasury Notes    64
Section 2.10.    Temporary Notes    64
Section 2.11.    Cancellation    64
Section 2.12.    Defaulted Interest    64
Section 2.13.    CUSIP Numbers    65
Section 2.14.    Issuance of Additional Notes    65
Section 2.15.    Global Securities    65
ARTICLE 3 REDEMPTION AND PREPAYMENT    66
Section 3.01.    Notice of Redemption by the Issuer    66
Section 3.02.    Selection of Notes to Be Redeemed    66
Section 3.03.    Notice of Redemption    67
Section 3.04.    Conditional Notices of Redemption    68
Section 3.05.    Deposit of Redemption or Purchase Price    68
Section 3.06.    Notes Redeemed or Purchased in Part    69
Section 3.07.    Optional Redemption    69
Section 3.08.    Tax Redemption    70
Section 3.09.    Mandatory Redemption    71
Section 3.10.    [Reserved]    71
Section 3.11.    Offer to Purchase by Application of Excess Proceeds    71
ARTICLE 4 COVENANTS    73
Section 4.01.    Payment of Notes    73
Section 4.02.    Maintenance of Office or Agency    73
Section 4.03.    Reports    74
i

Section 4.04.    Compliance Certificate    75
Section 4.05.    Stay, Extension and Usury Laws    75
Section 4.06.    Restricted Payments    75
Section 4.07.    Indebtedness    80
Section 4.08.    Disposition of Significant Assets    83
Section 4.09.    Liens    86
Section 4.10.    Transactions with Affiliates    86
Section 4.11.    Corporate Existence    88
Section 4.12.    Offer to Repurchase Upon Change of Control    89
Section 4.13.    Additional Guarantors; Collateral    91
Section 4.14.    Designation of Restricted and Unrestricted Subsidiaries    92
Section 4.15.    Delivery of Appraisals    93
Section 4.16.    Asset Coverage Ratio    93
Section 4.17.    Air Carrier Status    96
Section 4.18.    Regulatory Matters; Utilization; Collateral Requirements    96
Section 4.19.    Use of Proceeds    97
Section 4.20.    Payment of Additional Amounts    97
Section 4.21.    Business Activities; Frequent Flyer Program    100
Section 4.22.    Negative Pledge Clauses    100
Section 4.23.    Restricted Distribution Clauses    101
Section 4.24.    Significant Assets Ownership    102
Section 4.25.    Insurance    102
Section 4.26.    Release of Collateral Upon Collateral Release Event.    103
ARTICLE 5 SUCCESSORS    105
Section 5.01.    Merger, Consolidation, or Sale of Assets    105
Section 5.02.    Successor Corporation Substituted    106
ARTICLE 6 DEFAULTS AND REMEDIES    107
Section 6.01.    Events of Default    107
Section 6.02.    Acceleration    109
Section 6.03.    Other Remedies    110
Section 6.04.    Waiver of Past Defaults    111
Section 6.05.    Control by Majority    111
Section 6.06.    Limitation on Suits    111
Section 6.07.    Rights of Holders of Notes to Receive Payment    112
Section 6.08.    Collection Suit by Trustee    112
Section 6.09.    Trustee May File Proofs of Claim    112
Section 6.10.    Priorities    113
Section 6.11.    Undertaking for Costs    113
ARTICLE 7 TRUSTEE    114
Section 7.01.    Duties of Trustee    114

Section 7.02.    Rights of Trustee    115
Section 7.03.    Individual Rights of Trustee    116
Section 7.04.    Trustee’s Disclaimer    116
Section 7.05.    Notice of Defaults    117
Section 7.06.    Compensation and Indemnity    117
Section 7.07.    Replacement of Trustee    118
Section 7.08.    Successor Trustee by Merger, etc.    119
Section 7.09.    Eligibility; Disqualification    119
ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE    119
Section 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance    119
Section 8.02.    Legal Defeasance and Discharge    120
Section 8.03.    Covenant Defeasance    120
Section 8.04.    Conditions to Legal or Covenant Defeasance    121
Section 8.05.    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions    122
Section 8.06.    Repayment to Issuer    123
Section 8.07.    Reinstatement    123
ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER    124
Section 9.01.    Without Consent of Holders of Notes    124
Section 9.02.    With Consent of Holders of Notes    125
Section 9.03.    Revocation and Effect of Consents    127
Section 9.04.    Notation on or Exchange of Notes    127
Section 9.05.    Trustee to Sign Amendments, etc.    127
ARTICLE 10 NOTE GUARANTEES    128
Section 10.01.    Guarantee    128
Section 10.02.    Limitation on Guarantor Liability    129
Section 10.03.    Execution and Delivery of Note Guarantee    129
Section 10.04.    Guarantors May Consolidate, etc., on Certain Terms    130
Section 10.05.    Releases    130
ARTICLE 11 SATISFACTION AND DISCHARGE    131
Section 11.01.    Satisfaction and Discharge    131
Section 11.02.    Application of Trust Money    133
ARTICLE 12 COLLATERAL AND SECURITY    133
Section 12.01.    Security Interest    133
Section 12.02.    Collateral Trust Agreement    134
Section 12.03.    Release of Liens in Respect of the Notes    134

Section 12.04.    After-Acquired Property    135
Section 12.05.    Collateral Trustee    135
Section 12.06.    Post-Closing Obligations    137
ARTICLE 13 MISCELLANEOUS    137
Section 13.01.    Notices    137
Section 13.02.    Certificate and Opinion as to Conditions Precedent    138
Section 13.03.    Statements Required in Certificate or Opinion    139
Section 13.04.    Rules by Trustee and Agents    139
Section 13.05.    No Personal Liability of Directors, Officers, Employees and Stockholders    139
Section 13.06.    Governing Law    139
Section 13.07.    Waiver of Jury Trial; Consent to Jurisdiction; Waiver of Immunities    139
Section 13.08.    No Adverse Interpretation of Other Agreements    141
Section 13.09.    Currency Indemnity    141
Section 13.10.    Successors    142
Section 13.11.    Severability    142
Section 13.12.    Counterpart Originals    142
Section 13.13.    Table of Contents, Headings, etc.    142
Section 13.14.    Force Majeure.    142
EXHIBITS
Exhibit A        FORM OF NOTE
Exhibit B         FORM OF CERTIFICATE OF TRANSFER
Exhibit C         FORM OF CERTIFICATE OF EXCHANGE
Exhibit D         FORM OF SUPPLEMENTAL INDENTURE
Exhibit E            FORM OF INTERCOMPANY NOTE
SCHEDULES
Schedule 1.01(a)        ISSUE DATE LIENS

INDENTURE dated as of October 15, 2024, among LATAM Airlines Group S.A., a Chilean sociedad anónima (the “Issuer”), each of the Guarantors party hereto and Wilmington Trust, National Association, as trustee and as collateral trustee.
The Issuer, each Guarantor, the Trustee and the Collateral Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 7.875% Senior Secured Notes due 2030 (the “Notes”):
Article 1

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01.Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“2029 Notes” means the Issuer’s and Professional Airline Services, Inc.’s $700.0 million aggregate principal amount of 13.375% Senior Secured Notes due October 15, 2029.
“2029 Notes Indenture” means that certain indenture, dated as of October 18, 2022 by and among the Issuer, Professional Airline Services, Inc., the guarantors party thereto, Wilmington Trust, National Association, as trustee and the Collateral Trustee, pursuant to which the 2029 Notes were issued.
“2029 Notes Obligations” means Obligations with respect to the 2029 Notes and the related note guarantees.
“Acceptable Letter of Credit” means an irrevocable standby letter of credit on customary terms issued by a bank or branch having a long term unsecured debt rating of at least [*] (or the equivalent) or better by S&P, Moody’s or Fitch and drawable by the applicable Priority Lien Representative or Collateral Trustee, as applicable, upon presentation in New York.
“Account” means all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).
“Additional Collateral” means any of the following assets pledged or mortgaged to the Collateral Trustee or a Local Collateral Agent, as applicable, after the Issue Date which would not have automatically been pledged or mortgaged pursuant to the Security Documents in existence as of the Issue Date without modifying such Security Documents or entering into new Security Documents not then in existence: (a) any category of Collateral set forth in the Security Documents as of the Issue Date (provided that any Slots or Gate Leaseholds pledged as Additional Collateral shall be at an Eligible Airport), (b) Aircraft, Engines, Spare Parts, Appliances or Parts, or (c) any other assets acceptable to the Controlling Representative (it being understood that cash, Cash Equivalents and Receivables shall be acceptable to the Controlling Representative), which in each case shall (i) be valued by a new Appraisal in accordance with the requirements of the applicable Security Documents at the time the Issuer designates such assets as Additional Collateral (except for any cash or Cash Equivalents), (ii) as of the date such assets are added as Collateral, be subject, to the extent purported to be created by the applicable Security Documents, to a perfected first priority Lien in favor of the Collateral Trustee (or a sub-trustee or sub-agent designated pursuant to the applicable Security Document) or a Local Collateral Agent, as applicable, for the benefit of the Priority Secured Parties and otherwise subject only to Permitted Liens (other than Liens referred to in clause (5) and (13) of the definition of Permitted Liens in effect as of the Issue Date).
“Additional Notes” means Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 2.14 and 4.09 hereof which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price.
“Additional Priority Lien Debt” means additional Priority Secured Debt permitted to be incurred under each applicable Priority Lien Document to be secured by a Priority Lien equally and ratably with all previous existing and future Priority Secured Debt.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that (i) beneficial ownership by any “person” or “group” of 10% or more of the Voting Stock of a Person shall be deemed to be control and (ii) the terms “person,” “group” and “beneficial owner” shall have the meanings ascribed to them when such terms are used pursuant to Sections 13(d), Section 14(d) and Rule 13d-3 of the Exchange Act, respectively.
“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
“Aggregate Exposure” shall mean, with respect to any Holder at any time, an amount equal to the sum of the amount of such Holder’s Notes then outstanding.
“Aggregate Exposure Percentage” shall mean, with respect to any Holder at any time, the ratio (expressed as a percentage) of such Holder’s Aggregate Exposure at such time to the Aggregate Exposure of all Holders at such time.
“Air Carrier Entity” means the Issuer and each other Guarantor that owns or operates Aircraft.
“Aircraft” means any contrivance invented, used, or designed to navigate, or fly in, the air, including, without duplication, the airframes related thereto.

“Aircraft Financing” means (i) any indebtedness, guarantee, finance lease, operating lease, sale and lease back or other financing arrangements (including any bonds, debentures, notes or similar instruments) in respect of or secured by Engines, Spare Parts, Aircraft, airframes or Appliances, Parts, components, instruments, appurtenances, furnishings, other equipment installed on such Engines, Spare Parts, Aircraft, airframes or any other related assets, (ii) any financing arrangements assumed or incurred in connection with the acquisition, construction (including any pre-delivery payments in connection with such acquisition or construction), modifications or improvement of any Engines, Spare Parts, Aircraft, airframes or Appliances, Parts, components, instruments, appurtenances, furnishings, other equipment installed on such Engines, Spare Parts, Aircraft, airframes or any other related assets, and (iii) extensions, renewals and replacements of such financing arrangements under clauses (i) and (ii); provided that, in each case under clauses (i), (ii) or (iii), such financing arrangement, if secured, is secured on a usual and customary basis (which may include the collateralization thereof with cash, Cash Equivalents or letters of credit) as determined by the Issuer in good faith for such financing arrangement or Indebtedness in respect of Engines, Spare Parts, Aircraft, airframes or Appliances, Parts, components, instruments, appurtenances, furnishings, other equipment installed on such Engines, Spare Parts, Aircraft, airframes or any other related assets.
“Aircraft Financing Related Cargo Business Assets” means assets described in clauses (a) and (b) of the definition of Cargo Business Assets.
“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.
“Anti-Corruption Laws” means all applicable anti-corruption and anti-bribery laws, rules and regulations of any jurisdiction from time to time, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Money Laundering Laws” means any and all laws, rules and regulations of any jurisdiction applicable to the Issuer or its Subsidiaries or Affiliates from time to time concerning or relating to terrorism financing, money laundering or any predicate crime to money laundering, including, without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Appliance” means any instrument, equipment, apparatus, part, appurtenance or accessory used, capable of being used, or intended to be used, in operating or controlling Aircraft in flight, including a parachute, communication equipment and another mechanism installed in or attached to an Aircraft during flight, and not a part of an Aircraft or Engine.
“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:
(A) 1.0% of the principal amount of such Note; and

(B) the excess (to the extent positive) of:
(a)    the present value at such Redemption Date of (i) the redemption price of such Note at the First Call Date (such redemption price (expressed in percentage of principal amount) being set forth in Section 3.07(d) hereof (excluding accrued but unpaid Special Interest and other interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over
(b)    the outstanding principal amount of such Note,
in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.
“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to the First Call Date; provided, however, that if the period from the Redemption Date to the First Call Date is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Appraisal” means (a) the Initial Appraisals, (b) any other appraisal (a “Subsequent Appraisal”), certifying, at the time of determination, in reasonable detail the Appraised Value of the Coverage Assets that are the subject thereof, which is prepared by either, at the option of the Issuer, (i) an Initial Appraiser and any successor thereof (including any appraiser whose employees or principals previously appraised the relevant Coverage Assets) but solely in respect of asset classes assigned to such Initial Appraiser in the definition thereof or (ii) another independent appraisal firm appointed by the Issuer in good faith; provided that, (x) in the case of Pledged SGR, the methodology and form of presentation of such Subsequent Appraisal are consistent in all material respects with the methodology and form of presentation of the Initial Appraisal applicable to such type of Coverage Assets, or which, as to any deviations from such methodology (including as to discount rate and terminal value growth rate) and/or form of presentation, are otherwise in form and substance consistent with market practice for assets of such type in a manner as determined by the Issuer in good faith or (y) in the case of assets other than Pledged SGR, the Subsequent Appraisal sets forth the Fair Market Value thereof in a manner consistent with market practice for assets of such type as determined by the Issuer in good faith.
“Appraised Value” means, as of any date of determination, the sum of the aggregate value of all Coverage Assets as of such date, as reflected in the most recent Appraisals delivered to the Trustee in respect of such Coverage Assets in accordance with this Indenture as of that date (for the avoidance of doubt, calculated after giving effect to any additions to or eliminations from the Coverage Assets since the date of delivery of such Appraisal); provided that (i) if any Pledged Slots at an airport have been added to or eliminated from the Coverage Assets since the most recent Appraisal of the Pledged Slots at such airport and such most recent Appraisal assigned differing Appraised Values to Pledged Slots at such airport based on the criteria set forth in such most recent Appraisal, such added or eliminated Pledged Slots at such airport shall, for purposes of determining the Appraised Value of all remaining Pledged Slots at such airport (including any added Pledged Slots as the case may be), be assigned an Appraised Value in accordance with such criteria set forth in such most recent Appraisal (and for clarity, such assignment of Appraised Value to such added or eliminated Pledged Slots shall not otherwise impact the Appraised Value of any other Pledged Slots at such airport), and (ii) when used in reference to any particular Coverage Asset, “Appraised Value” shall mean the value of such Coverage Asset as reflected in such most recent Appraisal of such Coverage Asset; provided that if at the relevant time the Issuer has not previously delivered to the Trustee an Appraisal of a specific Coverage Asset item (such as a single Route), but has delivered to the Trustee an Appraisal that includes the Appraised Value of a portion of the Coverage Assets (such as all Routes to a particular region) that includes such specific Coverage Asset item, the Issuer shall allocate the Appraised Value of such specific Coverage Asset item on a reasonable basis, and such allocated amounts shall be the Appraised Value of such specific Coverage Asset item, except that this proviso shall not be applicable in a case where this Indenture or other Notes Document expressly requires that the Issuer obtains an Appraisal in respect of such specific Coverage Asset item.
“Asset Coverage Ratio” means, as of any date, the ratio of (a) the Appraised Value of the Coverage Assets as of such date to (b) the sum of (i) the aggregate principal amount of all Priority Lien Debt as of such date (including, other than for purposes of Section 4.16 hereof, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under all revolving credit facilities (including the Revolving Credit Agreement) of the Issuer and its Restricted Subsidiaries) plus (ii) without duplication, any Senior Priority Refinancing Indebtedness plus (iii) the aggregate outstanding amount of Currency under any Frequent Flyer Program as of such date that has been Disposed by the Issuer or any Restricted Subsidiary pursuant to a financing arrangement for cash in advance of such Currency being redeemed for goods or services provided by the Issuer or its Restricted Subsidiaries (“Pre-Sold Currency”).
“Asset Coverage Test” means, with respect to the applicable Reference Date, the Asset Coverage Ratio will not be less than [*].

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York (together with any other court having jurisdiction over any proceeding therein from time to time).
“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.
“Board of Directors” means the board of directors of the Issuer or any committee thereof duly authorized to act on behalf of the board of directors of the Issuer.
“Business Day” means any day other than a Legal Holiday.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with IFRS, as in effect immediately prior to the adoption of IFRS 16 (Leases), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity or exempted company, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,
(5)but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cargo Business Assets” means (a) all intercompany Aircraft leases in respect of freighter Aircraft used in the cargo business of the Issuer and its Restricted Subsidiaries, (b) all intercompany contracts providing rights to use the belly of passenger Aircraft for the cargo business of the Issuer and its Restricted Subsidiaries, (c) all accounts receivable in respect of the cargo business of the Issuer and its Restricted Subsidiaries and (d) all owned and leased real estate assets used in the cargo business of the Issuer and its Restricted Subsidiaries; provided that, for purposes of calculating the Asset Coverage Ratio and the Total Asset Coverage Ratio,

the Cargo Business Assets shall not include any of the foregoing assets described in clauses (a) through (d) above to the extent owned or acquired by a Non-Guarantor Acquired Airline.
“Cargo Business Intellectual Property” means the Intellectual Property owned by the Issuer or any of its Restricted Subsidiaries that (i) is required or necessary to operate the cargo business of the Issuer and its Restricted Subsidiaries and (ii) is included as “LATAM Cargo Brand” in the most recent Appraisal in respect of Intellectual Property delivered pursuant to Section 4.15 or Section 4.26.
“Cash Equivalents” means each of the following:
(1)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof;
(2)each Acceptable Letter of Credit;
(3)investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;
(4)investments in certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than [*];
(5)fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;
(6)investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (5) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;
(7)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least [*];
(8)securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s;

(9)any other securities or pools of securities that are classified under IFRS as Cash Equivalents or short-term investments on a balance sheet; and
(10)instruments or investments denominated in any currency that have a comparable tenor and credit quality to those referred to above (as determined by the Issuer in good faith) and (x) are customarily utilized in the countries in which such instrument is used or investment is made or (y) are consistent with the cash management practices of the Issuer (as determined by the Issuer in good faith).
“Cayman Companies Act” means the Companies Act (as revised) of the Cayman Islands.
[*]
“Clearstream” Clearstream Banking, société anonyme.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all assets and properties (real and personal) of the Issuer and the Guarantors now owned or hereafter acquired upon which Liens have been granted to the Collateral Trustee or a Local Collateral Agent, as applicable, to secure the Notes Obligations or any other Priority Lien Obligations, including without limitation any Additional Collateral and all of the “Collateral” (or such other equivalent term in the Security Documents) as defined in, and pledged pursuant to, the Security Documents (but excluding all such assets and properties released from such Liens pursuant to the applicable Security Document), together with all proceeds of the foregoing (including, without limitation, proceeds from Dispositions of the foregoing). For the avoidance of doubt, the Collateral includes the Permanent Collateral and the Supplemental Collateral (other than any Released Assets).
“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of October 12, 2022, among the Issuer, Professional Airline Services, Inc. and the Guarantors from time to time party thereto, the Existing Term Loan Administrative Agent, the Revolver Administrative Agent, the Trustee, the Collateral Trustee, each Local Collateral Agent from time to time party thereto and each other Priority Lien Representative (as defined in the Collateral Trust Agreement) from time to time party thereto, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms thereof.
“Collateral Trustee” means Wilmington Trust, National Association, in its capacity as Collateral Trustee under the Collateral Trust Agreement, together with its successors in such capacity.
“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)an amount equal to any extraordinary, unusual, exceptional or nonrecurring loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)the Fixed Charges of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(4)any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus
(5)depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus
(6)the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus
(7)deductions for grants to any employee of Issuer or its Restricted Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus
(8)any net loss arising from the sale, exchange or other disposition of capital assets by Issuer or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus
(9)any losses arising under fuel hedging arrangements entered into prior to the Issue Date and any losses actually realized under fuel hedging arrangements entered into after the Issue Date, in each case to the extent deducted in computing such Consolidated Net Income; plus
(10)proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus
(11)any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus

(12)non-cash items, other than the accrual of revenue in the ordinary course of business, to the extent such amount increased such Consolidated Net Income; plus
(13)the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary; plus
(14)aircraft rentals expenses; plus
(15)restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), integration and facilities opening costs or other business optimization expenses or one-time restructuring costs incurred in connection with acquisitions made after the Issue Date; minus
(16)the sum of (A) income tax credits and (B) interest income included in computing such Consolidated Net Income, in each case, determined on a consolidated basis in accordance with IFRS.
“Consolidated Liquidity” means, as of any date, the sum of (i) the Unrestricted Cash Amount as of such date, (ii) the aggregate principal amount committed and available to be drawn by the Issuer and its Restricted Subsidiaries (taking into account all borrowing base limitations, collateral coverage requirements and other restrictions on borrowing in effect as of such date) under all revolving credit facilities (including the Revolving Credit Agreement) of the Issuer and its Restricted Subsidiaries and (iii) the net proceeds, as determined by the Issuer in good faith (after giving effect to any expected repayment of existing indebtedness using such proceeds) of any offerings of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities) of the Issuer or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (or loss) of any Unrestricted Subsidiary of such Person), determined in accordance with IFRS and without any reduction in respect of preferred stock dividends; provided that:
(1)all net after-tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with the Disposition of securities by such Person or the early extinguishment of Indebtedness of such Person, together with any related provision for Taxes on any such gain, will be excluded;

(2)the net income of any Unrestricted Subsidiary or any other Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;
(3)the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted (x) without any prior governmental approval (that has not been obtained) or (y) directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
(4)the cumulative effect of a change in accounting principles on such Person will be excluded;
(5)any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;
(6)the effect on such Person of any non-cash items resulting from any amortization, write-up, writedown or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, Disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205 – Presentation of Financial Statements, 350 – Intangibles – Goodwill and Other, 360 – Property, Plant and Equipment and 805 – Business Combinations or, to the extent applicable, the equivalent standard under IFRS (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will in each case be excluded;
(7)any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries;
(8)any gain (or loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815 – Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825 – Financial Instruments or, to the extent applicable, the equivalent standard under IFRS, will be excluded; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;
(9)any gain (or loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (or loss) from closed or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to Dispose of such operations, only when and to the extent such operations are actually Disposed of) will be excluded; and

(10)any non-cash gain (or loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Currency Agreements and revaluations of intercompany balances or any other currency-related risk), unrealized or realized net foreign currency translation or transaction gains or losses impacting net income will be excluded.
“Consolidated Total Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Issuer and its consolidated Restricted Subsidiaries as the total assets of the Issuer and its consolidated Restricted Subsidiaries in accordance with IFRS.
“Controlling Representative” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Issuer.
“Coverage Assets” means (a) the Frequent Flyer Program Assets of the Issuer and the Guarantors, (b) the Cargo Business Assets of the Issuer and the Guarantors, (c) Intellectual Property constituting Collateral, (d) Pledged SGR, in each case held at Eligible Airports and (e) any Additional Collateral not covered by the foregoing clauses; provided that in the case of clauses (b), (c) and (d) of this definition, the “Coverage Assets” shall not include any Released Assets or any Cargo Business Assets excluded from the definition hereof pursuant to Section 4.26(d).
“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement) or, commercial paper facilities, reimbursement agreements or other agreements providing for the extension of credit, or securities purchase agreements, indentures or similar agreements, whether secured or unsecured, in each case, with banks, insurance companies, financial institutions or other institutional lenders or investors providing for, or acting as initial purchasers of, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or, letters of credit, surety bonds, insurance products or the issuance and sale of securities, in each case, as amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Currency” means miles, points and/or other units that are a medium of exchange constituting a convertible, virtual and private currency that is tradeable property and that can be sold or issued to persons.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Deferred Asset” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the applicable form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Deposit Account” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Disposition” means, with respect to any property, any sale (including conditional sale), lease, sale and leaseback, conveyance, transfer or other disposition thereof (including by means of a Restricted Payment or an Investment). The terms “Dispose,” “Disposes” and “Disposed of” shall have correlative meanings.
“Disqualified Stock” means, as determined for purposes of covenants herein with respect to the Notes, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.06. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined in accordance with Section 1.04 hereof.

“Dollars” and “$” mean lawful money of the United States of America.
“DOT” means the U.S. Department of Transportation and any successor thereto.
“Eligible Airport” means John F. Kennedy International Airport, Heathrow Airport or any other airport proposed by the Issuer that is reasonably acceptable to the Controlling Representative.
“Engine” means an engine used, or intended to be used, to propel an Aircraft, including a Part, appurtenance, and accessory of such Engine and any records relating to such Engine.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Issuer and (b) issuances of Capital Stock to any Subsidiary of the Issuer or (y) a cash equity contribution to the Issuer.
“ERISA Legend” means the legend set forth in Section 2.06(f)(3) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
“Event of Loss” means, with respect to any Collateral, any of the following events: (i) the destruction of or damage to such property that renders repair uneconomic or that renders such property permanently unfit for normal use; (ii) any damage or loss to or other circumstance with respect to such property that results in an insurance settlement with respect to such property on the basis of a total loss, or a constructive or arranged total loss; (iii) the confiscation or nationalization of, or requisition of title to such property by any Governmental Authority; (iv) the theft or disappearance of such property that shall have resulted in the loss of possession of such property by the Issuer or any Guarantor for a period in excess of thirty (30) days; or (v) the seizure of, detention of or requisition for use of, such property by any Governmental Authority that shall have resulted in the loss of possession of such property by the Issuer or any Guarantor and such requisition for use shall have continued beyond the earlier of (A) sixty (60) days and (B) the date of receipt of insurance or condemnation proceeds with respect thereto.
An Event of Loss shall be deemed to have occurred:
(1)in the case of an actual total loss, at 12 midnight (London time) on the actual date the relevant Collateral was lost;
(2)in the case of any of the events described in paragraph (i) of the definition of Event of Loss above (other than an actual total loss), upon the date of occurrence of such destruction, damage or rendering unfit;

(3)in the case of any of the events described in paragraph (ii) of the definition of Event of Loss above (other than an actual total loss), the date and time at which either a total loss is subsequently admitted by the insurers or a competent court or arbitration tribunal issues a judgment to the effect that a total loss has occurred;
(4)in the case of any of the events referred to in paragraph (iii) of the definition of Event of Loss above, upon the occurrence thereof; and
(5)in the case of any of the events referred to in paragraphs (iv) and (v) of the definition of Event of Loss above, upon the expiration of the period of time specified therein.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, on any day, with respect to conversions from any Non-U.S. Currency to Dollars, (i) the rate of exchange for the purchase of Dollars with such Non-U.S. Currency last provided by Reuters on the Business Day (New York City time) immediately preceding the date of determination or (ii) if at the time of any such determination, no such rate pursuant to clause (i) is being provided, then the Issuer may, at its election, use any customary method that it reasonably determines in good faith is an appropriate substitute to determine such rate and shall promptly notify the Trustee of such substitute. The Issuer shall promptly provide the Trustee with the then current Exchange Rate used by the Issuer upon the Trustee’s request therefor.
“Excluded Aircraft Subsidiary” means (a) any Subsidiary involved or contemplated to be involved in an Aircraft Financing, where substantially all of the assets of such Subsidiary consists of an interest in Aircraft (including airframes), Engines, Spare Parts, intercompany obligations, cash and/or Cash Equivalents and that owns no Significant Assets other than Aircraft Financing Related Cargo Business Assets as a result of the relevant Subsidiary being a party to an intercompany lease or contract and (b) any Subsidiary that owns the Equity Interest in one or more Subsidiaries referred to in clause (a) and no other material assets.
“Excluded Assets” shall have the meaning provided in the Pledge and Security Agreement.
“Excluded Contributions” means net cash proceeds received by the Issuer after the Exit Conversion Date from:
(1)contributions to its common equity capital (other than from any Subsidiary); or
(2)the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of Qualifying Equity Interests,
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4.06(a)(2)(C) hereof.
“Excluded Subsidiary” means any Subsidiary of the Issuer (a) that is not or ceases to be a Subsidiary in which at least 85% of its capital stock is owned by the Issuer or another Subsidiary of the Issuer, other than due to a minority interest required to comply with a local ownership requirement; provided that this clause (i) shall not apply to [*], and any other Restricted Subsidiary of the Issuer that the Issuer may elect to exclude from time to time from the application of this clause (a) by written notice to the Trustee (which election may be subsequently revoked by the Issuer from time to time by written notice to the Trustee), (b) that is prohibited or restricted by applicable law, or regulation from being or becoming a Guarantor, (c) that is subject to any contract or other restrictions existing prior to the Issue Date or the date such entity is acquired by the Issuer or a Restricted Subsidiary of the Issuer, as applicable, that prohibits such Subsidiary from providing a Note Guarantee, (d) for which the Issuer and the Controlling Representative (with respect to the corresponding requirement under the applicable Priority Lien Documents) mutually agree that the granting or maintenance of a Note Guarantee by such Subsidiary would result in material adverse tax consequences to the Issuer or any of its Restricted Subsidiaries, (e) that is a captive insurance company, special purpose entity, securitization, receivables subsidiary, not-for-profit subsidiary or Excluded Aircraft Subsidiary, (f) that is a Non-Guarantor Acquired Airline or (g) at the election of the Issuer by written notice to the Trustee, [*], or any other Restricted Subsidiary of the Issuer that owns Significant Assets, in the good faith determination of the Issuer (i) in an aggregate amount not to exceed [*] and (ii) together with all other Restricted Subsidiaries excluded pursuant to this clause (g), in an aggregate amount not to exceed [*] (provided that any such election pursuant to this clause (g) may be subsequently revoked and reallocated to any other Restricted Subsidiary from time to time); provided, further, that “Excluded Subsidiary” shall not include any Designated Guarantor that becomes a Guarantor pursuant to Section 4.13 hereof for as long as such Subsidiary remains a Designated Guarantor.
“Existing Term Loan Administrative Agent” means the administrative agent under that certain Debtor-in-Possession and Exit Term Loan Credit Agreement, dated as of October 12, 2022, among the Issuer, Professional Airline Services, Inc., each of the several banks and other financial institutions or entities from time to time party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and Wilmington Trust, National Association, as collateral trustee, as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time.
“Exit Conversion Date” means November 3, 2022.
“FAA” means the Federal Aviation Administration of the United States of America and any successor thereto.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors or an officer of the Issuer (unless otherwise provided in this Indenture); provided that the Board of Directors or such officer of the Issuer, as applicable, shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the U.S. airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction; and provided, further, that nothing herein shall be construed as a limitation of the fiduciary duties of the Board of Directors pursuant to applicable law.
“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.
“Fixed Charge Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDAR of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements prepared on a consolidated basis in accordance with IFRS are available to (y) Fixed Charges for such four fiscal quarters.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Issuer, the interest rate shall be calculated by applying such optional rate chosen by the Issuer. In making any pro forma calculation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of determination (other than any Indebtedness incurred under such facility in connection with the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio) will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such determination.
“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:
(1)the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus
(2)any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries.
all as determined on a consolidated basis in accordance with IFRS.
“Frequent Flyer Program” means any customer loyalty program available to individuals that is operated, owned or controlled, directly or indirectly, by the Issuer or any of its Restricted

Subsidiaries and which loyalty program grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services.
“Frequent Flyer Program Agreements” means all currently existing, future and successor co-branding agreements, partnering agreements, airline-to-airline frequent flyer program agreements or similar agreements related to or entered into in connection with a Frequent Flyer Program.
“Frequent Flyer Program Assets” means (a) all Frequent Flyer Program Agreements, (b) Intellectual Property owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by the Issuer or any of its Restricted Subsidiaries and required or necessary to operate a Frequent Flyer Program, (c) customer data (i) owned, or later developed or acquired and owned or purported to be owned, by the Issuer or any of its Restricted Subsidiaries and (ii) used, generated or produced as part of a Frequent Flyer Program (including a list of all members and profile data for each member), (d) all currently existing or future intercompany agreements governing the sale, transfer or redemption of Currency under any Frequent Flyer Program (“Intercompany Frequent Flyer Agreements”) and (e) accounts receivable in respect of any Frequent Flyer Program, including accounts receivable arising under Frequent Flyer Program Agreements or Intercompany Frequent Flyer Agreements; provided that, for purposes of calculating the Asset Coverage Ratio and the Total Asset Coverage Ratio, as of any date of determination, the Frequent Flyer Program Assets shall not include any of the foregoing assets described in clauses (a) through (e) above to the extent owned or acquired by a Non-Guarantor Acquired Airline, as of such date.
“Fuel Hedging Agreement” means any spot, forward or option fuel price protection agreements and other types of fuel hedging agreements or economically similar arrangements designed to protect against or manage exposure to fluctuations in fuel prices.
“Gate Leaseholds” means, at any time, all of the right, title, privilege, interest and authority, now held or hereafter acquired, of the Issuer or any Guarantor in connection with the right to use or occupy holdroom and passenger boarding and deplaning space in an airport terminal at any airport at which such Issuer or such Guarantor conducts scheduled operations.
“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 or 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(d)(3).
“Governmental Authority” means the government of Chile, the United States of America, Peru, Colombia, Ecuador, Brazil and any other nation or any political subdivision thereof,

whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.
“Guarantee” means a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).
“Guarantor” means, collectively, each Subsidiary of the Issuer (including any Designated Guarantor) that is either (i) party to this Indenture on the Issue Date or (ii) becomes a guarantor pursuant to Section 4.13 hereof.
“Guaranty and Security Principles” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Hedging Agreement” means any Interest Rate Agreement, any Currency Agreement, any Fuel Hedging Agreement and any other derivative or hedging contract, agreement, confirmation or other similar transaction or arrangement that is entered into by the Issuer or any Guarantor, including any commodity or equity exchange, swap, collar, cap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or forward rate agreement, spot or forward foreign currency or commodity purchase or sale, listed or over-the-counter option or similar derivative right related to any of the foregoing, non-deliverable forward or option, foreign currency swap agreement, currency exchange rate price hedging arrangement or other arrangement designed to protect against fluctuations in interest rates or currency exchange rates, commodity, currency or securities values, or any combination of the foregoing agreements or arrangements.
“Hedging Obligations” means obligations under or with respect to Hedging Agreements.
“Holder” means a Person in whose name a Note is registered.
“IATA” means the International Air Transport Association and any successor thereto.
“IFRS” means the International Financial Reporting Standards.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding advance ticket sales, accrued expenses and trade payables), whether or not contingent:
(1)in respect of borrowed money;
(2)evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)in respect of banker’s acceptances;
(4)representing Capital Lease Obligations;
(5)representing the balance deferred and unpaid of the purchase price of any property or services due more than eighteen (18) months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business;
(6)representing any Hedging Obligations; or
(7)representing Disqualified Stock,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of IFRS 9, Chapter 6 – Hedge Accounting (or any successor provision thereto) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Appraisals” means, collectively, the report of (a) BK Associates, Inc., dated as of February 14, 2022, setting forth the Appraised Value of the Cargo Business Assets of the Issuer and the Guarantors; (b) BK Associates, Inc., dated as of February 11, 2022, setting forth the Appraised Value of the Frequent Flyer Program Assets of the Issuer and the Guarantors; (c) Ocean Tomo, LLC, dated as of February 17, 2022, setting forth the Appraised Value of Intellectual Property of the Issuer and the Guarantors; (d) mba Aviation, dated as of December 23, 2021, setting forth the Appraised Value of certain Routes in Brazil; (e) ICF SH&E Limited, dated as of December 17, 2021, setting forth the Appraised Value of certain Slots and Routes; (f) mba Aviation, dated as of December 23, 2021, setting forth the Appraised Value of certain Routes in Peru; (g) mba Aviation, dated as of December 23, 2021, setting forth the Appraised

Value of certain Routes in Chile; (h) mba Aviation, dated as of December 23, 2021, setting forth the Appraised Value of certain Routes in Colombia; (i) mba Aviation, dated as of December 17, 2021, setting forth the Appraised Value of certain Slots; and (j) AVITAS, Inc., dated as of February 8, 2022, setting forth the Appraised Value of certain Aircrafts and Engines, in each case as delivered to the Collateral Trustee by the Issuer pursuant to Section 4.15 hereof.
“Initial Appraiser” means, collectively, (a) BK Associates, Inc. (as it relates to appraisals of any Cargo Business Assets or any Frequent Flyer Program Assets); (b) Ocean Tomo, LLC, (as it relates to any Intellectual Property); (c) mba Aviation (as it relates to Slots and Routes); (d) ICF SH&E Limited (as it related to Slots and Routes); and (e) AVITAS, Inc. (as it relates to Aircrafts and Engines).
“Initial Notes” means the $1,400.0 million aggregate principal amount of Notes issued under this Indenture on the Issue Date.
“Initial Purchasers” means Citigroup Global Markets Inc., Santander US Capital Markets LLC, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, BNP Paribas Securities Corp., MUFG Securities Americas Inc. and Natixis Securities Americas LLC.
“Insolvency or Liquidation Proceeding” shall have the meaning given to such term in the Collateral Trust Agreement.
“Intellectual Property” shall have the meaning given to such term in the Pledge and Security Agreement.
“Intellectual Property Security Agreement” shall have the meaning given to such term in the Pledge and Security Agreement.
“Intercompany Note” means a subordinated global promissory note among the Issuer and the Guarantors and certain other Restricted Subsidiaries that are not Issuer and the Guarantors substantially in the form attached hereto as Exhibit E.
“Intercreditor Agreements” means, collectively, the Junior Lien Intercreditor Agreement and any other junior lien intercreditor agreement or other subordination agreement entered into pursuant to terms of the Priority Lien Documents.
“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.
“Investments” means, with respect to any Person, all direct or indirect investments made from and after the Issue Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise Disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer after the Issue Date such that, after giving effect to any such sale or Disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or Disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or Disposed of in an amount determined as provided in Section 4.06(d). Notwithstanding the foregoing, any Equity Interests retained by the Issuer or any of its Subsidiaries after a Disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer after the Issue Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.06(d). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Issue Date” means October 15, 2024.
“Junior Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of the Issuer or any other issuer or Guarantor to secure Junior Lien Obligations.
“Junior Lien Documents” means, collectively any indenture, credit agreement or other agreement governing each Series of Junior Lien Indebtedness and the security documents related thereto.
“Junior Lien Indebtedness” means, with respect to the Notes, any Indebtedness incurred by the Issuer or a Guarantor that is secured by all or a portion of the Collateral on a junior lien basis to the Liens on the Collateral securing the Notes Obligations; provided that (a) such Indebtedness is subordinated in right of payment to such Notes Obligations pursuant to the Junior Lien Intercreditor Agreement or otherwise on terms reasonably satisfactory to the Controlling Representative; provided that, for clarity, any Permitted Refinancing Indebtedness in respect of Priority Lien Debt (or any successive Permitted Refinancing Indebtedness) may be pari passu in right of payment to the Obligations, (b) the Liens on Collateral, if any, securing such Indebtedness are junior to the Liens on the Collateral securing the Obligations pursuant to the Junior Lien Intercreditor Agreement or otherwise on terms reasonably satisfactory to the Controlling Representative, (c) such Indebtedness matures no earlier than the date on which the Notes mature, (d) such Indebtedness has a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Notes, (e) is not subject to any Guarantee by any Person other than the Issuer or any Guarantor and (f) such Indebtedness is secured only by Collateral.

“Junior Lien Intercreditor Agreement” means a junior lien intercreditor agreement to be entered into from time to time substantially in the form of an exhibit to the Collateral Trust Agreement.
“Junior Lien Obligations” means Junior Lien Indebtedness and all other Obligations in respect thereof under the Junior Lien Documents.
“Junior Lien Representative” means the trustee, agent or representative of the holders of any Series of Junior Lien Indebtedness who maintains the transfer register for such Series of Junior Lien Indebtedness and (x) is appointed as a Junior Lien Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Junior Lien Indebtedness, together with its successors in such capacity, and (y) has executed a Lien Sharing and Priority Confirmation.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or Santiago, Chile or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, assignment by way of security, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or similar arrangement by the Issuer or any Guarantor described in clauses (7) or (8) of the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.
“Lien Sharing and Priority Confirmation” means as to any Series of Priority Lien Debt incurred after the Issue Date, the written agreement of the holders of Priority Lien Obligations (or the Priority Lien Representative with respect to such Series of Priority Lien Debt), as set forth in the applicable Priority Lien Document governing such Series of Priority Lien Debt, for the benefit of all holders of Priority Lien Obligations:
(1)that all Priority Lien Obligations will be and are secured equally and ratably, subject to the priorities and rights set forth in the Collateral Trust Agreement, by all Liens at any time granted by the Issuer or any other issuer or Guarantor to the Collateral Trustee (or, where applicable, a Local Collateral Agent ) to secure the Priority Lien Obligations in respect of such Series of Priority Lien Debt and that all such Liens will be enforceable by the Collateral Trustee and such Local Collateral Agent (acting at the direction of the Collateral Trustee) for the benefit of all holders of Priority Lien Obligations equally and ratably all of the foregoing, subject in each case to the priorities and rights set forth in the Collateral Trust Agreement;
(2)that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Liens and the order of application of proceeds from enforcement of Liens; and
(3)consenting to the terms of the Collateral Trust Agreement and the Collateral Trustee’s and each Local Collateral Agent’s performance of, and directing the Collateral Trustee and each Local Collateral Agent to perform its obligations under, the Collateral Trust Agreement and the other Security Documents.
“Local Collateral Agency Agreements” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Local Collateral Agents” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the consolidated business, operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of the Notes, the Note Guarantees, this Indenture or any material Security Documents or the material rights or remedies of the Trustee, the Collateral Trustee and the Holders of the Notes or (c) the ability of the Issuer and Guarantors, collectively, to pay the Obligations or otherwise perform their material obligations under the Notes Documents.
“Material Indebtedness” means Indebtedness of the Issuer and/or Guarantors (other than the Notes) outstanding under the same agreement in a principal amount exceeding [*].
“Material Pledged Routes” means the [*] Routes of the Issuer and the Guarantors with the highest revenues from ticket revenues during the [*] calendar year.
“Material Pledged Slots” means the Slots of the Issuer or any Guarantor held at John F. Kennedy International Airport and London Heathrow Airport.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Proceeds” means (i) with respect to any incurrence of Indebtedness, the cash received by the Issuer or any Guarantor in respect of such incurrence net of fees, commissions, taxes, costs and expenses incurred in connection therewith and (ii) the aggregate cash and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Disposition (including, without limitation, any cash or Cash Equivalents received in respect of or upon the sale or other disposition of any non-cash consideration received in any Disposition) or Recovery Event, net of (a) the direct costs and expenses relating to such Disposition and incurred by the Issuer or a Restricted Subsidiary (including the sale or disposition of such non-cash consideration) or any such Recovery Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Disposition or Recovery Event, (b) any Taxes paid or payable as a result of the Disposition or Recovery Event, in each case, after taking into account any available Tax credits or deductions and any Tax sharing arrangements; (c) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS; (d) any portion of the purchase price from a Disposition placed in escrow pursuant to the terms of such Disposition (either as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Disposition) until the termination of such escrow; and (e) with respect to (i) any Disposition of Significant Assets that are not Collateral or (ii) any Recovery Event in respect of Significant Assets that are not Collateral, any portion of the aggregate cash and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of such Disposition that are required to be applied to any contractual arrangement permitted by this Indenture or any financing arrangement that is secured by such Significant Assets.
“Non-Guarantor Acquired Airline” means any Restricted Subsidiary acquired by the Issuer after the Issue Date that owns a passenger airline and is not principally a cargo business for so long as such Restricted Subsidiary operates its cargo business and its Frequent Flyer Program business separately from, and on an arms’ length basis with, the Issuer.
“Non-Recourse Debt” means Indebtedness:
(1)as to which neither the Issuer, nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and
(2)as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).
“Non-U.S. Aviation Authority” means any non-U.S. governmental, quasi-governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the issuance or authorization (a) to serve any non-U.S. point on any flights that the Issuer or any Guarantor is serving at any time and/or to conduct operations related to routes or gates that constitute Significant Assets and/or (b) to hold and operate any Non-U.S. Slots at any time.
“Non-U.S. Currency” shall mean any currency other than Dollars.
“Non-U.S. IP Security Agreements” shall have the meaning assigned to such term in the Pledge and Security Agreement.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Non-U.S. Pledge Agreements” shall have the meaning given to such term in the Collateral Trust Agreement.
“Non-U.S. Slot” means any Slot of any Person at any airport outside the United States that is an origin and/or destination point.
“Note Guarantees” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.
“Notes Documents” means the Notes, this Indenture, the Security Documents and any other instrument or agreement (which is designated as a Notes Document herein and therein) executed and delivered by the Issuer or a Guarantor to the Trustee, the Collateral Trustee or a Local Collateral Agent, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.
“Notes Obligations” means the Obligations with respect to the Notes and the related Note Guarantees and under this Indenture.
“Obligations” means, with respect to any Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest and fees accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in such indebtedness, even if such interest or fees are not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities, in each case payable under the documentation governing such Indebtedness.
“Offering Memorandum” the Issuer’s Offering Memorandum dated October 1, 2024, relating to the initial offering of the Notes.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Director, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.
“Officer’s Certificate” means a certificate signed on behalf of the Issuer or Guarantors by an Officer of the applicable Issuer or Guarantor that meets the requirements of Section 13.03 hereof.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.03 hereof. The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Parts” means all Appliances, parts, modules, accessories, furnishings and instruments, appurtenances and other equipment (including all inflight equipment, buyer-furnished and buyer-designated equipment) of whatever nature which may from time to time be incorporated or installed in or attached to any Aircraft or any Engine, and including all such parts removed from an Aircraft or Engine, so long as title thereto either (i) remains vested in the owner of such parts (provided that such owner is not the Issuer or a Guarantor) or (ii) is subject to the Lien of any applicable financing party, in each case until such parts have been replaced in accordance with the terms of any applicable lease or financing or security agreement.
“Payment in Full” means, with respect to any obligations, that such obligations have been paid, performed or discharged in full in cash (and if no obligations are specified, the reference shall be to the Obligations). “Paid in Full” shall have a correlative meaning.
“Permanent Collateral” means all Collateral other than Supplemental Collateral.
“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.
“Permitted Disposition” means:
(1)Disposition of cash or Cash Equivalents in exchange for other cash or Cash Equivalents;
(2)(i) Dispositions of accounts receivable, inventory or other current assets (including defaulted receivables but excluding any accounts receivable, inventory or current assets constituting Additional Collateral) in the ordinary course of business or consistent with past or industry practice and (ii) the conversion of accounts receivable to notes receivable or other Dispositions of accounts receivable or rights to payment in connection with the collection or compromise thereof, or as part of any bankruptcy or reorganization process (including any discount or forgiveness in connection with the foregoing);
(3)sales or other Dispositions of surplus, obsolete, negligible or uneconomical assets no longer used in the business of the Issuer and the Guarantors; provided that any such sale or disposition, as applicable, is made in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of the Issuer and its Restricted Subsidiaries, taken as a whole;
(4)Dispositions of Significant Assets among the Issuer and the Guarantors (including any Person that shall become a Guarantor simultaneous with such Disposition in the manner contemplated by Section 4.13 hereof) to the extent the interests of the Secured Parties in the Collateral are not adversely affected in any material respect after giving effect to such Disposition;
(5)the Disposition or abandonment of Slots and Gate Leaseholds; provided that such Disposition or abandonment is (i) in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of the Issuer and its Restricted Subsidiaries, taken as a whole, (ii) is reasonably determined by the Issuer to relate to Slots and Gate Leaseholds of de minimis value or surplus to the Issuer’s needs or (iii) is required by a Governmental Authority;
(6)exchange of Pledged Slots in the ordinary course of business that in the Issuer’s reasonable judgment are of reasonably equivalent value (so long as such new

Pledged Slots remain at all times subject to a Lien with the same priority and level of perfection as was the case immediately prior to such exchange (and are otherwise subject only to Permitted Liens));
(7)any other lease or sublease of, or use or license agreements with respect to, assets and properties that constitute Slots or Gate Leaseholds in the ordinary course of business and swap agreements or similar arrangements with respect to Slots in the ordinary course of business and which lease, sublease, use or license agreement or swap agreement or similar arrangement (A) has a term of one year or less, or does not extend beyond two comparable IATA traffic seasons (and contains no option to extend beyond either of such periods), (B) has a term (including any option period) longer than allowed in clause (A); provided, however, that (x) in the case of each transaction pursuant to this clause (B), an Officer’s Certificate is delivered to the Collateral Trustee concurrently with or promptly after the applicable Issuer’s or Guarantor’s entering into any such transaction that (i) immediately after giving effect to such transaction the Asset Coverage Test would be satisfied (excluding, for purposes of calculating such ratio, the proceeds of such transaction and the intended use thereof), (ii) the Collateral Trustee’s Liens on Collateral subject to such lease, sublease, use, license agreement or swap or similar arrangement are not materially adversely affected (it being understood that no Permitted Lien shall be deemed to have such an effect) and (iii) no Event of Default exists at the time of such transaction, and (y) immediately after giving effect to any transaction pursuant to this clause (B), the aggregate Appraised Value of Collateral subject to transactions covered by this clause (B) shall not exceed [*]; provided that the foregoing cap shall not apply to the extent such lease, sublease, use or license agreement or swap agreement or similar arrangement is required or advisable (as reasonably determined by the Issuer) to preserve and keep in full force and effect its rights in such Slot or Gate Leasehold, (C) is for purposes of operations by another airline operating under a brand associated with the Issuer or otherwise operating routes under a joint business arrangement or at the Issuer’s direction under a code share agreement, capacity purchase agreement, pro-rate agreement or similar arrangement between such airline and the Issuer, or (D) is subject and subordinated to the rights (including remedies) of the Collateral Trustee under the applicable Security Documents on terms reasonably satisfactory to the Collateral Trustee (acting at the direction of the Controlling Representative);
(8)the lease or sublease of assets and properties in the ordinary course of business; provided that, if such Significant Assets constitute Collateral, the rights of the lessee or sublessee shall be subordinated to the rights (including remedies) of the Collateral Trustee under the applicable Security Document on terms reasonably satisfactory to the Collateral Trustee (acting at the direction of the Controlling Representative);
(9)sales of Equity Interests in Restricted Subsidiaries to comply with local regulatory requirements, subject to the requirements of Section 4.08(b) hereto;
(10)Dispositions of Currency in respect of a Frequent Flyer Program pursuant to financing arrangements for liquidity purposes or pursuant to co-branding arrangements; provided that (i) such financing arrangement or co-branding arrangement is in the ordinary course of business and (ii) immediately after giving effect to such Disposition the Asset Coverage Test would be satisfied on a Pro Forma Basis;
(11)in each case, in the ordinary course of business, (i) the termination or amendment of leases, subleases, use or license agreements and (ii) the termination or amendment of agreements, arrangements or balances between and among the Issuer and its Restricted Subsidiaries (including paying, transferring, contributing, forgiving or cancelling balances incurred pursuant to any such intercompany agreements or arrangements);
(12)in each case, in the ordinary course of business or in connection with any Aircraft Financing, intercompany agreements between and among the Issuer and its Restricted Subsidiaries with respect to (i) Aircraft, Engines, Spare Parts, Appliances or Parts, in each case not constituting Significant Assets and (ii) Aircraft Financing Related Cargo Business Assets;
(13)transactions that involve assets having an aggregate Appraised Value of less than [*] (such aggregate amount to be calculated on a cumulative basis from the Issue Date);
(14)any Disposition or other transaction permitted by Section 5.01(a) hereof other than Sections 5.01(a)(5) and 5.01(a)(6); and
(15)any Permitted Lien.
“Permitted Holders” means any of [*].
“Permitted Investments” means:
(1)any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;
(2)any Investment in cash or Cash Equivalents;
(3)any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:
(a)such Person becomes a Restricted Subsidiary of the Issuer; or
(b)such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;
(4)any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;
(5)any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;
(6)any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;
(7)Investments represented by Hedging Obligations;
(8)loans or advances to officers, directors or employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed [*] at any one time outstanding;

(9)redemption or purchase of the Notes in accordance with this Indenture, or prepayment of any other Priority Lien Debt;
(10)any Guarantee of Indebtedness other than a Guarantee of Indebtedness of an Affiliate of the Issuer that is not a Restricted Subsidiary of the Issuer;
(11)any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;
(12)Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(13)the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;
(14)Investments constituting (i) accounts receivable or accounts payable, (ii) deposits, prepayments and other credits to suppliers, and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, made in the ordinary course of business and consistent with the past practices;
(15)Investments in connection with outsourcing initiatives in the ordinary course of business;
(16)Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed [*] of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries at the time of such Investment;
(17)Investments in Restricted Subsidiaries as required under the laws of the jurisdiction of formation of each of such Subsidiaries to avoid liquidation under such laws;
(18)Investments in any Affiliate in an aggregate amount not to exceed [*] in any one calendar month for all such Investments pursuant to this clause (18) and, in each case, to pay employee severance, taxes, permits, government charges or wind-down costs in respect of such Affiliate; and
(19)Investments constituting or related to Aircraft Financings.

“Permitted Liens” means:
(1)Priority Liens held by the Collateral Trustee or a Local Collateral Agent, as applicable, securing the Indebtedness permitted by Section 4.07(a)(1) hereof and Related Obligations in respect thereof;
(2)Liens on the collateral securing Junior Lien Indebtedness incurred pursuant Section 4.07(a)(2) and all other Related Obligations; provided that all such Junior Liens contemplated by this clause (2) of the Permitted Liens definition shall rank junior to the Liens securing the Notes Obligations subject to the Junior Lien Intercreditor Agreement or otherwise on terms reasonably satisfactory to the Controlling Representative;
(3)Liens for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;
(4)Liens imposed by law, including carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(5)Liens arising by operation of law in connection with judgments, attachments or awards which do not, in the aggregate, constitute an Event of Default;
(6)Liens existing as of the Issue Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof and (B) such modifications, replacement, renewal or extension does not increase the amount secured or change any direct or contingent obligor in respect thereof;
(7)any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any;
(8)licenses, sublicenses, leases and subleases by the Issuer or any Guarantor as they relate to any Additional Collateral to the extent (A) such licenses, sublicenses, leases or subleases do not interfere in any material respect with the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and in each case, such license, sublicense, lease or sublease is to be subject and subordinate to the Liens granted to the Collateral Trustee pursuant to the Security Documents and, in each case, would not result in a Material Adverse Effect or (B) otherwise expressly permitted by the Security Documents;
(9)salvage or similar rights of insurers;
(10)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, or Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS;
(11)customary rights of set-off and liens arising by operation of law or by the terms of documents or contracts of banks or other financial institutions in relation to the ordinary maintenance and administration of Deposit Accounts or securities accounts;
(12)non-exclusive licenses and sublicenses, whether written, oral or implied, to Intellectual Property granted in the ordinary course of business and consistent with past practice that do not materially interfere with the ordinary conduct of the business of the Issuer or the Guarantors;
(13)Liens incurred in the ordinary course of business by the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed in the aggregate [*] at any one time outstanding;
(14)leases, subleases, interchanges, use agreements, license agreements and/or swap agreements constituting “Permitted Dispositions”;
(15)in the case of any Gate Leaseholds, any interest or title of a licensor, sublicensor, lessor, sublessor or airport operator under any lease, license or use agreement;
(16)in each case as it relates to Aircraft, Engine, Spare Parts, Appliances or Parts that may be pledged as Additional Collateral from time to time (any such pledged Additional Collateral, “Pledged Aircraft, Engine, Spare Parts, Appliances or Parts Collateral”), Liens solely on Engines, Spare Parts, Appliances, Parts, components, instruments, appurtenances, furnishings and other equipment (other than the Pledged Aircraft, Engine, Spare Parts, Appliances or Parts Collateral) (x) installed on such Pledged Aircraft, Engine, Spare Parts, Appliances or Parts Collateral and (y) separately financed by the Issuer or a Guarantor, to secure such financing;
(17)customary Liens securing the Indebtedness permitted under Section 4.07(a)(8) in accordance with the terms thereof; provided that such Liens are limited to the fixed or capital assets that are acquired, constructed or improved by such Indebtedness;
(18)easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by the Issuer or any Restricted Subsidiary in the ordinary course of business that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Issuer or any Restricted Subsidiary;
(19)to the extent the Issuer or any of its Restricted Subsidiaries is an obligor in respect of any Aircraft Financing, pledges of, collateral assignments of or other Liens securing such Aircraft Financing on any lease, sublease, interchange, license, contract, arrangement or agreement related to such financed Aircraft, Engine or Spare Parts, including Aircraft Financing Related Cargo Business Assets to which the Issuer or such Restricted Subsidiary, as applicable, is a party; and/or
(20)with respect to the equity pledge agreement in respect of TAM Linhas Aéreas S.A.’s shares, the fiduciary lien created by the equity fiduciary lien agreement over the shares held in TAM Linhas Aéreas S.A., considering the listing of assets (arrolamento de bens) in connection with the Administrative Proceeding No.

13855.720079/2014-93, as required by article 12 of Federal Revenue Office Normative Ruling (Instrução Normativa RFB) No. 2,091, dated June 22, 2022;
provided that until a perfected Lien has been provided to the Collateral Trustee or a Local Collateral Agent, as applicable, in respect of any Deferred Asset, no consensual Lien shall be granted in respect of any such Deferred Asset.

“Permitted Person” means (i) any Person (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act) which owns or operates, directly or indirectly through a contractual arrangement, a Permitted Business, or (ii) any Subsidiary of such Person.
“Permitted Refinancing Indebtedness” means any Indebtedness (or commitments in respect thereof) of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness (the “Refinanced Indebtedness”) of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Refinanced Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); provided that, with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of (x) the preceding amount and (y) the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness (taking into account any other Indebtedness secured on a pari passu or senior basis by such assets);
(2)such Permitted Refinancing Indebtedness has a maturity date no earlier than the maturity date of the Refinanced Indebtedness;
(3)such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;
(4)if the Refinanced Indebtedness is subordinated in right of payment to the Notes Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes Obligations on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Refinanced Indebtedness;
(5)no Restricted Subsidiary that is not the Issuer or a Guarantor shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such Restricted Subsidiary was an obligor with respect to the Refinanced Indebtedness; and
(6)such Permitted Refinancing Indebtedness is incurred no later than 36 months after the date on which the Refinanced Indebtedness is actually repaid or discharged by the Issuer or any of its Restricted Subsidiaries.
“Person” means any natural person, corporation, exempted company, division of a corporation, partnership, limited liability company, trust, joint venture, association, company,

estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.
“Pledge and Security Agreement” means that certain Priority Lien Pledge and Security Agreement, dated as of October 12, 2022, by and among the Collateral Trustee and the Issuer and the Guarantors, substantially in the form attached as Exhibit E to the Collateral Trust Agreement, as amended, restated, modified, supplemented, extended or amended and restated from time to time.
“Pledged Gate Leaseholds” shall have the meaning given to it in the Pledge and Security Agreement.
“Pledged Receivables” shall have the meaning given to it in the Pledge and Security Agreement.
“Pledged Routes” means, to the extent not excluded as Excluded Assets, all Routes owned by the Issuer or any Guarantor.
“Pledged SGR” means the Pledged Slots, Pledged Gate Leaseholds and Pledged Routes.
“Pledged Slots” shall have the meaning given to it in the Pledge and Security Agreement.
“Prepayment Percentage” means (i) at any time that the Asset Coverage Ratio is less than [*], 100%, (ii) at any time that the Asset Coverage Ratio is not less than [*] and is less than [*], 50% and (iii) at any time that the Asset Coverage Ratio is not less than [*], 0%, it being understood and agreed that, for purposes of determining the Prepayment Percentage, the Asset Coverage Ratio shall be determined on the date on which such proceeds are received by the Issuer or applicable Restricted Subsidiary (giving pro forma effect to the subject asset sales and/or Recovery Events).
“Pre-Sold Currency” shall have the meaning given to it in the definition of “Asset Coverage Ratio.”
“Priority Lien” means a Lien granted pursuant to a Security Document to the Collateral Trustee or any Local Collateral Agent, at any time, upon any property of the Issuer or a Guarantor to secure any Priority Lien Obligations, including the Liens granted to the Collateral Trustee and each Local Collateral Agent in connection with the Revolving Credit Agreement, the 2029 Notes Indenture and this Indenture.
“Priority Lien Debt” means:
(1)Indebtedness of the Issuer and the Guarantors under (i) the Notes issued on the Issue Date (and any other amounts owing under this Indenture relating to the Notes issued on the Issue Date), (ii) the 2029 Notes Indenture, and any other agreement or instrument pursuant to which any 2029 Notes secured by all or a portion of the Collateral on a pari passu basis with the Notes Obligations are issued, in an aggregate principal amount not to exceed [*] under this clause (1)(ii), and (iii) any Permitted Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to clause (1)(i) or (1)(ii)

(or any successive Permitted Refinancing Indebtedness) that is secured by all or a portion of the Collateral on a pari passu basis with any Notes Obligations;
(2)(i) Indebtedness of the Issuer and the Guarantors under the Revolving Credit Facility (including letters of credit and reimbursement obligations with respect thereto) in an aggregate principal amount not to exceed [*] at any time outstanding, and (ii) any Permitted Refinancing Indebtedness (disregarding clauses (2) and (3) of such defined term) in respect of any Indebtedness incurred pursuant to clause (2)(i) (or any successive Permitted Refinancing Indebtedness) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations; provided that all Indebtedness incurred under this clause (2) in the form of revolving Indebtedness may be senior or superpriority in right of payment from the Collateral to the Notes Obligations;
(3)[Reserved]; and
(4)(i) any other Total Funded Debt of the Issuer and the Guarantors that is secured by all or a portion of the Collateral on a pari passu basis with the Notes Obligations; provided that after giving Pro Forma Effect to the issuance or incurrence of any such Indebtedness, the aggregate principal amount of the sum of all Priority Lien Debt, and, without duplication, Senior Priority Refinancing Indebtedness (including, in each case, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility as of such date) would not exceed the greater of (A)(x) prior to a Collateral Release Event in respect of any Cargo Business Assets, [*] and (y) thereafter, [*] and (B) such an amount that would cause the Asset Coverage Ratio to be equal to [*] and (ii) any Permitted Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to clause (4)(i) (and any successive Permitted Refinancing Indebtedness) that is secured by all or a portion of the Collateral on a pari passu basis with the Obligations.
“Priority Lien Documents” shall have the meaning given to the term “Secured Debt Documents” in the Collateral Trust Agreement.
“Priority Lien Obligations” shall have the meaning given to the term “Secured Obligations” in the Collateral Trust Agreement.
“Priority Lien Representative” shall have the meaning given to the term “Secured Debt Representative” in the Collateral Trust Agreement.
“Priority Secured Debt” shall have the meaning given to the term “Secured Debt” in the Collateral Trust Agreement.
“Priority Secured Parties” means, collectively, (a) the Secured Parties and the holders of all other Priority Lien Obligations outstanding from time to time, (b) the Priority Lien Representatives, (c) the Collateral Trustee and (d) each Local Collateral Agent.
“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, in connection with determining whether any Disposition, Investment or other Restricted Payment, a

Collateral Release Event, or repayment and/or incurrence of Indebtedness (each, a “Pro Forma Event”) is permitted by reference to the Fixed Charge Coverage Ratio, Asset Coverage Ratio, Total Asset Coverage Ratio, Asset Coverage Test or Consolidated Liquidity, that such calculations shall be determined by the Issuer in good faith after giving pro forma effect to each Pro Forma Event (and any transactions related thereto).
“Proceeds” shall have the meaning given to it in the Pledge and Security Agreement.
“Qatar Group” means Qatar Airways Group Q.C.S.C., a company incorporated under the laws of the State of Qatar with commercial registration number 16070 and having its principal place of business at Qatar Airways Tower One, Airport Road, P.O. Box 22550, Doha, Qatar.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries (1) sells, conveys or otherwise transfers to (A) a Receivables Subsidiary or any other Person (in the case of a transfer by the Issuer or any of its Subsidiaries) or (B) any other Person (in the case of a transfer by a Receivables Subsidiary) or (2) grants a security interest in any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto, including, without limitation, all Equity Interests and other investments in a Receivables Subsidiary, all collateral securing such accounts receivable or other assets, all contracts and all Guarantees or other obligations in respect of such assets, proceeds of such assets, and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, royalties or revenue streams, other than assets that constitute Permanent Collateral or proceeds of Permanent Collateral (and, prior to a Collateral Release Event in respect of Cargo Business Assets, other than assets that constitute Supplemental Collateral in respect of Cargo Business Assets that do not constitute Released Assets or proceeds of such Supplemental Collateral).
“Qualifying Equity Interests” means Equity Interests of the Issuer other than Disqualified Stock.
“RCF Loan Agreement” means that certain credit and guaranty agreement dated as of March 29, 2016 by and among the Issuer, as borrower, Citibank, N.A., as administrative agent, the guarantors from time to time party thereof, the collateral agents from time to time party thereto, and the lenders from time to time party thereto, as amended as of November 3, 2022 and July 15, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Receivables Pledge Agreements” shall have the meaning set forth in the Collateral Trust Agreement.
“Receivables Subsidiary” means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the

Board of Directors (as provided below) as a Receivables Subsidiary; provided that (a) no portion of its Indebtedness or any other obligations (contingent or otherwise) (i) is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer that is not a Receivables Subsidiary (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer in any way other than through an incidental pledge or pursuant to representations, warranties, covenants, indemnities or other obligations that are usual and customary for a limited recourse financing in the applicable jurisdiction in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Issuer or any Subsidiary of the Issuer that is not a Receivables Subsidiary (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Issuer nor any other Restricted Subsidiary of the Issuer that is not a Receivables Subsidiary has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors will be evidenced to the Trustee by delivering to the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding in respect of Significant Assets or any Event of Loss.
“Reference Date” means the thirtieth (30th) Business Day after each March 31st and September 30th of each calendar year (commencing with September 30, 2024).
“Regulation S” means Regulation S promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.
“Regulation S Global Note” means, with respect to the Notes, a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Obligations” means, with respect to any Indebtedness, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including interest accruing after the maturity of such Indebtedness and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the borrower or issuer thereof, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities, in each case payable under the documentation governing such Indebtedness.
“Relevant Date” means, with respect to any payment on a Note, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the Trustee or a Paying Agent on or prior to such due date, the date on which notice is given to the Holders that the full amount has been received by the Trustee or a Paying Agent.
“Reorganization Plan” means the Joint Plan of Reorganization of LATAM Airlines Group S.A., et al. Under Chapter 11 of the Bankruptcy Code (Docket No. 5753), as amended, supplemented or modified in accordance with the provisions thereto (but without giving effect to any amendment, supplement or modification that is materially adverse to the Holders of the Notes (as determined in good faith by the Issuer) to which the Holders have not consented.
“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject, who, in each case, shall have direct responsibility for administering this Indenture.
“Restricted Definitive Note” means, with respect to the Notes, a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means, with respect to the Notes, a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided that, if a referent Person is not specified, then the referent Person shall be the Issuer.
“Revolver Administrative Agent” shall have the meaning given to such term in the Collateral Trust Agreement.

“Revolving Credit Agreement” means that certain Super-Priority Revolving Loan Credit Agreement, dated as of October 12, 2022, among the Issuer, acting through its Florida branch, the guarantors from time to time party thereto, the Revolver Administrative Agent and Wilmington Trust, National Association, as collateral trustee, as amended by the First Amendment, dated as of July 15, 2024 and by the Second Amendment, dated as of October 7, 2024.
“Revolving Credit Facility” means the credit facility established under the Revolving Credit Agreement in favor of the Issuer in accordance with the terms set forth therein or in the other Revolving Loan Documents.
“Revolving Loan Documents” means the “Loan Documents” as defined in the Revolving Credit Agreement.
“Routes” means the authority of the Issuer or a Guarantor, pursuant to Title 49 or other applicable law, to operate scheduled service between a specifically designated pair of terminal points and intermediate points, if any, including applicable frequencies, exemption and certificate authorities, including at any time of determination, any route authority identified on Schedule 5.2 of the Pledge and Security Agreement as such Schedule may be amended or modified from time to time in accordance with the terms hereof, and “Route” shall mean any of such route authorities as the context requires, in each case whether or not such route authority is utilized at such time by the Issuer or a Guarantor and including, without limitation, any other route authority held by the Issuer or a Guarantor pursuant to certificates, orders, notices and approvals issued to the Issuer or a Guarantor from time to time, but in each case solely to the extent relating to such route authority.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means S&P Global Ratings and its successors.
“Sale of the Issuer or a Guarantor” means, with respect to any Significant Asset, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Issuer or Guarantor that owns such Significant Asset other than (1) an issuance of Equity Interests by the Issuer or a Guarantor to the Issuer or another Restricted Subsidiary of the Issuer and (2) an issuance of directors’ qualifying shares.
“Sanctioned Country” means a country or territory that is the subject of comprehensive Sanctions broadly prohibiting dealings with such country or territory (currently, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctions” means any economic or trade sanctions or embargos enacted, imposed, administered or enforced by the U.S. government, including those administered by the Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom and/or any other applicable Governmental Authorities with jurisdiction over the conduct of a Person performing under this Indenture.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Parties” means, collectively, the Trustee, the Collateral Trustee, the applicable Local Collateral Agent and the Holders of the Notes from time to time, including Holders of additional Notes issued pursuant to this Indenture.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means, collectively, the Pledge and Security Agreement, the Non-U.S. Pledge Agreements, Non-U.S. IP Security Agreement, the Receivables Pledge Agreements, the Collateral Trust Agreement (and each Reaffirmation Agreement, Loan Party Joinder, Local Collateral Agent Joinder and/or Secured Debt Joinder under and as defined therein), the Local Collateral Agency Agreements, the Intellectual Property Security Agreements, any Intercreditor Agreements and any other instrument or agreement (which is designated as a Security Document therein) executed and delivered by the Issuer or any Guarantor to the Trustee, any Priority Lien Representative, the Collateral Trustee or any Local Collateral Agent in favor of the Priority Secured Parties or in respect of priorities in the Collateral, including with respect to any Additional Collateral, and any financing statement or other instrument or document required to be filed or recorded to perfect, register or record the Priority Lien, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.
“Senior Priority Refinancing Indebtedness” means any Permitted Refinancing Indebtedness in respect of Priority Lien Debt (and any successive Permitted Refinancing Indebtedness) other than any Permitted Refinancing Indebtedness that is subordinated in right of payment to the Obligations on terms no less favorable to the Holders than the terms of the Junior Lien Intercreditor Agreement.
“Series” means, severally, each issue or series of notes, loans or other Indebtedness under any indenture or credit facility represented by a single Priority Lien Representative that constitutes Priority Lien Obligations.
“Series of Junior Lien Indebtedness” means, severally, each issue or series of notes or other Indebtedness under any indenture or Credit Facility represented by a single Junior Lien Representative that constitutes Junior Lien Obligations.
“Series of Priority Lien Debt” means, severally, (a) the Notes, (b) the 2029 Notes, (c) Indebtedness under the Revolving Credit Agreement, and (d) any Series of Additional Priority

Lien Debt. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a Priority Lien Document shall be part of the same Series of Priority Lien Debt as all other Priority Secured Debt incurred pursuant to such Priority Lien Document.
“Significant Assets” means (a) the Collateral, (b) the Coverage Assets, after giving effect to all Collateral Release Events that have occurred, and (c) any other Slots, Gate Leaseholds and Routes that have not been subject of a Collateral Release Event.
“Significant Subsidiary” means any “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
“Slot” means, at any date of determination, the right and operational authority to conduct one landing or take-off operation at a specific time or during a specific time period at an airport and including, without limitation, slots, arrival authorizations and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes or regulations now or hereinafter in effect, but excluding in all cases any slot that was obtained by a Person from another air carrier pursuant to an agreement and is held by such Person on a temporary basis.
“Spare Engine Facility Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of June 29, 2018 by and among the Issuer, acting through its Florida Branch, as borrower, Crédit Agricole Corporate and Investment Bank, as lender, arranger, agent and security agent, and the other lenders party thereto, as modified, replaced or refinanced from time to time.
“Spare Parts” means all accessories, appurtenances or Parts of an Aircraft (except an Engine), Parts of an Engine, or Parts of an Appliance, in each case that are to be installed at a later time in an Aircraft, Engine or Appliance.
“Specified Jurisdiction” means the United States, any state of the United States, the District of Columbia, Luxembourg, the Netherlands or any other jurisdiction mutually agreed by the Issuer and the Trustee.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsequent Appraisal” shall have the meaning given to such term in the definition of “Appraisal.”
“Subsidiary” means, in respect of any specified Person, any corporation, association, partnership or other business entity of which more than 50% of the total Voting Power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person.
“Supplemental Collateral” means Collateral (other than any Released Assets in respect of such Collateral following a Collateral Release Event) consisting of (a) third-party and intercompany Receivables in respect of the Cargo Business Assets, (b) Cargo Business Intellectual Property, (c) Pledged SGR, and (d) directly or indirectly, Equity Interests in Subsidiaries whose Collateral assets consist only of (a), (b) and (c) above, in each case (i) upon which Liens have been granted to the Collateral Trustee or a Local Collateral Agent, as applicable, to secure the Notes Obligations or any other Priority Lien Obligations (but excluding all such assets and properties released from such Liens pursuant to the applicable Security Document), together with all proceeds of the foregoing (including, without limitation, proceeds from Dispositions of the foregoing) and (ii) other than Excluded Assets.
“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Title 14” means Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.
“Title 49” means Title 49 of the U.S. Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.
“Total Asset Coverage Ratio” means, as of any date, the ratio of (a) the Appraised Value of the Coverage Assets as of such date to (b) the sum of (i) the aggregate principal amount of all Priority Lien Debt as of such date (including, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under all revolving credit facilities (including the Revolving Credit Agreement) of the Issuer and its Restricted Subsidiaries as of such date) plus (ii) the aggregate principal amount of all Junior Lien Indebtedness (including, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility as of such date) plus (iii) without duplication, the aggregate principal amount of all Permitted Refinancing Indebtedness in respect of Priority Lien Debt or Junior Lien Indebtedness as of such date (including, in each case, without duplication of any outstanding principal amounts, the amount of any unfunded commitments under a revolving credit facility constituting such Permitted Refinancing Indebtedness as of such date) plus (iv) the aggregate outstanding amount of Pre-Sold Currency.
“Total Funded Debt” means, as of any date, the outstanding principal amount of all funded third-party Indebtedness for borrowed money of the Issuer and its Restricted Subsidiaries determined on a consolidated basis (excluding, for the avoidance of doubt, any Aircraft or Engine leases or other lease obligations), as reflected on a balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with IFRS.

“Trustee” means Wilmington Trust, National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
“UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on any item or items of Collateral.
“United States” or “U.S.” means the United States of America; provided that for geographic purposes, “United States” means, in aggregate, the 50 states and the District of Columbia of the United States of America.
“Unrestricted Cash Amount” means, (a) on any date of determination, as determined in accordance with IFRS (where applicable), the aggregate amount of unrestricted cash and Cash Equivalents owned by the Issuer or any Restricted Subsidiary as shown on a balance sheet prepared in accordance with IFRS and (b) cash and Cash Equivalents owned by the Issuer or any Restricted Subsidiary restricted in favor of any Secured Party to secure the Notes Obligations (it being understood such cash and Cash Equivalents may also secure other Secured Obligations (as defined in the Pledge and Security Agreement)).
“Unrestricted Definitive Note” means, with respect to the Notes, a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default and no Default or Event of Default exists at the time of such designation; provided that if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation, which Investment is permitted at that time under Section 4.06 hereof. Any designation of an Unrestricted Subsidiary shall be made pursuant to a resolution of the Board of Directors, but only if such Subsidiary:
(1)has no Indebtedness other than Non-Recourse Debt;
(2)other than as permitted under Section 4.10 hereof, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;
(3)is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
(4)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries;
(5)has substantially simultaneously with any such designation, been similarly designated under the documents governing any outstanding Priority Lien Debt and any outstanding Junior Lien Indebtedness;
(6)after giving effect to such designation, the Asset Coverage Ratio shall be greater than or equal to [*];
(7)does not own any assets or properties that constitute Collateral; and
(8)does not own assets or properties, taken together with the assets and properties owned by existing Unrestricted Subsidiaries (and Restricted Subsidiaries that substantially simultaneously with such designation shall also be designated as Unrestricted Subsidiaries), in excess of [*].
The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (x) no Default or Event of Default would be in existence following such designation, (y) after giving effect to such designation, the Asset Coverage Ratio shall be greater than or equal to [*] and (z) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.
“Use or Lose Rule” means with respect to Slots, any applicable utilization requirements issued by the FAA, other Governmental Authorities, any Non-U.S. Aviation Authorities or any Airport Authorities.
“Voting Power” in respect of any Person means the power to vote, or direct the vote of, the Voting Stock of such Person (rather than simply the number of shares of Voting Stock held in respect of such Person).
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)the then outstanding principal amount of such Indebtedness.
Section 1.02.Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.20
“Affiliate Transaction”	4.10
“Asset Disposition Offer”	4.08
“Authentication Order”	2.02
“Change of Control Offer”	4.12
“Change of Control Payment”	4.12
“Change of Control Payment Date”	4.12
“Collateral Release Event”	4.26
“Collateral Release Event Notice”	4.26
“Covenant Defeasance”	8.03
“Coverage Shortfall”	4.16
“Cure Period”	4.16
“Designated Guarantor”	4.13
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.08
“First Call Date”	3.07
“Legal Defeasance”	8.02
“Minimum Chilean Dividends”	4.06
“Notice of Default”	6.01
“Offer Amount”	3.11
“Offer Period”	3.11
“Other Offer Notes”	4.08
“Paying Agent”	2.03
“Proceeding”	13.07
“Process Agent”	13.07
“Purchase Date”	3.11
“Redemption Date”	3.07
“Redemption Deposit”	8.04
“Registrar”	2.03
“Released Assets”	4.26
“Restricted Payments”	4.06
“Special Interest”	4.16
“Subject Company”	5.01

“Subject Entity”	5.01
“Taxing Jurisdiction”	4.20

Section 1.03.Rules of Construction. Unless the context otherwise requires:
(1)a term has the meaning assigned to it;
(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;
(3)“or” is not exclusive;
(4)words in the singular include the plural, and in the plural include the singular;
(5)“will” shall be interpreted to express a command;
(6)provisions apply to successive events and transactions;
(7)“including” means including without limitation;
(8)references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and
(9)each reference to “cash” shall be deemed to include also Cash Equivalents.
Section 1.04.Calculations and Tests. Unless the context otherwise requires:
(a)For purposes of any determination under Article 4 or any other provision of this Indenture subject to any Dollar limitation, threshold or basket, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward) at the applicable time determined in accordance with this Section 1.04; provided, however, that for purposes of determining compliance with Article 4 with respect to any amount in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Lien is incurred or Investment or other Restricted Payment or Disposition is made, or transaction with an Affiliate is entered into. For purposes of any determination of the Asset Coverage Ratio, the Total Asset Coverage Ratio, Fixed Charge Coverage Ratio or Consolidated Liquidity, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 4.03 (adjusted to reflect the currency translation effects, determined in accordance with IFRS, of any Hedging Agreements for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent).
(b)It is understood and agreed that any Indebtedness, Lien, Investment or other Restricted Payment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Investment or other Restricted Payment, Disposition and/or Affiliate transaction within the same covenant, but may instead be permitted in part under any combination thereof or under any other available exception within the same covenant.

Article 2

THE NOTES
Section 2.01.Form and Dating.
(a)General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors, the Trustee and the Collateral Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend set forth in Section 2.06(f)(2) hereof and the ERISA Legend set forth in Section 2.06(f)(3) hereof and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein, and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euroclear and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream and, in each case, any successor provisions, will be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.
Section 2.02.Execution and Authentication.
The Notes shall be executed on behalf of the Issuer by at least one Officer of the Issuer. The signature of any Officer on the Notes may be manual, electronic or facsimile signatures of such Officer and may be imprinted or otherwise reproduced on the Notes.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
The Trustee will, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), authenticate the Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
In authenticating the Notes, the Trustee shall receive, and subject to Section 7.01 hereof will be fully protected in relying upon, an Opinion of Counsel stating that this Indenture and such Notes (when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel) and such Note Guarantees (when issued by the Guarantors in the manner and subject to any conditions specified in such Opinion of Counsel), will constitute valid and binding obligations of the Issuer and the Guarantors enforceable in accordance with their terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting creditors’ rights and by general principles of equity, and subject to customary assumptions).
The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders of Notes or an Affiliate of the Issuer.
Section 2.03.Registrar and Paying Agent.
The Issuer will maintain or cause to be maintained an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar with respect to the Notes.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Notes.
The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Notes.
Section 2.04.Paying Agent to Hold Money in Trust.
The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders of Notes or the Trustee all money held by the Paying Agent for the payment of principal, premium or Special Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders of Notes all money held by it as Paying Agent.
Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.
Section 2.05.Holder Lists.
The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders of Notes. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least two Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.
Section 2.06.Transfer and Exchange.
(a)Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:
(1)the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary; or
(2)there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1) or (2) of this Section 2.06(a), Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(1)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).
(2)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
(A)both:
(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(B)both:
(i)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(ii)instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;
Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.
(3)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
(A)if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and
(B)if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(4)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:
(A)the Registrar receives the following:
(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (A), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above.
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.
(1)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 or any other exemption from the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or
(E)if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this

Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(2)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:
(A)the Registrar receives the following:
(i)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(ii)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (A), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.
(1)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 or any other exemption from the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or
(E)if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note or in the case of clause (C) above, the Regulation S Global Note.
(2)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
(A)the Registrar receives the following:
(i)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(ii)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
(iii)and, in each such case set forth in this subparagraph (A), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(3)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(A) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
(1)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
(2)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
(A)the Registrar receives the following:
(i)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(ii)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (A), if the Issuer or the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(3)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(1)Private Placement Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED,

PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE

REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”
(2)Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3)ERISA Legend. Each Global Note will bear a legend in substantially the following form:
“BY ITS ACQUISITION OF THIS SECURITY (OR ANY INTEREST HEREIN), THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF (A) AN “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, (B) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OR 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (C) OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) AND (B), OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”
(g)Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h)General Provisions Relating to Transfers and Exchanges.
(1)To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(2)No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.11, 4.08, 4.12 and 9.04 hereof).
(3)The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(4)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer and the Guarantors, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(5)Neither the Registrar nor the Issuer will be required:
(A)to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
(B)to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C)to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
(6)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.
(7)The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
(8)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
(9)Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07.Replacement Notes.
If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note, including reasonable fees and expenses of the Trustee.
Every replacement Note is an obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08.Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07 hereof.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09.Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Affiliate of the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10.Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
Holders of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11.Cancellation.
The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Upon request, the Trustee will provide certification of the cancellation of all cancelled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12.Defaulted Interest.
If the Issuer defaults in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders of Notes on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders of Notes a notice that states the special record date, the related payment date and the amount of such interest to be paid.
Section 2.13.CUSIP Numbers.
The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in any notice issued under this Indenture, including but not limited to notices of redemption, as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or other notice and that reliance may be placed only on the other elements of identification printed on the Notes, and any such redemption or effect of other such notice shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Section 2.14.Issuance of Additional Notes.
After the date of this Indenture, the Issuer shall be entitled to issue Additional Notes under this Indenture.
With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee, the following information:
(1)the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and
(2)the issue price, the issue date and the CUSIP number of such Additional Notes; provided, however, that no Additional Notes may be issued unless such Additional Notes are issued pursuant to a “qualified reopening” of the original issuance of notes, are otherwise treated as part of the same “issue” of debt instruments as the original issuance of Notes or are issued with less than an “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended.
Section 2.15.Global Securities.
None of the Trustee, any Agent or the Collateral Trustee shall have any responsibility for any actions taken or not taken by the Depositary. Neither the Trustee nor the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
Article 3

REDEMPTION AND PREPAYMENT
Section 3.01.Notice of Redemption by the Issuer.
If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, the Issuer must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:
(1)the clause of this Indenture pursuant to which the redemption shall occur;

(2)the Redemption Date;
(3)the principal amount of Notes to be redeemed;
(4)the redemption price; provided, that if the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes to be redeemed, will be set forth in an Officer’s Certificate of the Issuer delivered to the Trustee no later than two Business Days prior to the Redemption Date; and
(5)if applicable, any conditions to such redemption.
Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.
Section 3.02.Selection of Notes to Be Redeemed.
If less than all of the Notes are to be redeemed at any time, and such Notes are not Global Notes, the Trustee will select Notes for redemption on a pro rata basis (or, in the case of Global Notes, the Trustee will select Notes for redemption based on DTC’s method that most nearly approximates a pro rata selection), by lot or such other method as the Trustee deems appropriate and fair (or such other method as DTC may require), unless otherwise required by law or applicable stock exchange or depositary requirements.
In the event of partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.
The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
Section 3.03.Notice of Redemption.
Subject to the provisions of Section 3.11 hereof, at least 10 days but not more than 60 days before a Redemption Date, the Issuer will deliver a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee) at its registered address, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.
The notice will identify the Notes to be redeemed and will state:

(1)the Redemption Date;
(2)the redemption price;
(3)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4)the name and address of the Paying Agent;
(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(7)the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(8)if applicable, any condition to such redemption; and
(9)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three Business Days (or if any Notes to be redeemed are in definitive form, five Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Section 3.04.Conditional Notices of Redemption.
Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction), and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.05.Deposit of Redemption or Purchase Price.
On or prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date in accordance with the Applicable Procedures of DTC. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06.Notes Redeemed or Purchased in Part.
Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
Section 3.07.Optional Redemption.
(a)At any time prior to October 15, 2026 (the “First Call Date”), the Issuer may redeem the Notes in whole or in part, at its option, upon notice in accordance with Section 3.03 hereof, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.0% plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
(b)At any time and from time to time prior to the First Call Date, the Issuer may, on one or more occasions, upon notice in accordance with Section 3.03 hereof, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture on the Issue Date (together with any Additional Notes) at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 107.875%, plus accrued interest and Additional Amounts, if any, to, but excluding, the Redemption Date, with the net after-tax cash proceeds received by the Issuer of one or more Equity Offerings of the Issuer; provided that not less than 50.0% of the aggregate principal amount of the then-outstanding Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (including Additional Notes but excluding Notes held by the Issuer or any of its Restricted

Subsidiaries), unless all such Notes are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 3.01 through 3.06.
(c)Except pursuant to clauses (a) and (b) of this Section 3.07 or pursuant to Section 3.08, the Notes will not be redeemable at the Issuer’s option prior to the First Call Date.
(d)At any time and from time to time on or after the First Call Date, the Issuer may redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued interest and Additional Amounts thereon, if any, to, but excluding, the applicable Redemption Date, if redeemed during the periods indicated in the table below:

Period	Percentage
October 15, 2026 through October 14, 2027………...……...	103.938%
October 15, 2027 through October 14, 2028……..….……...	101.969%
October 15, 2028 and thereafter………………….………….	100.000%

(e)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or an Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party shall have the right upon notice in accordance with Section 3.03 hereof, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest (including Special Interest, if any), and Additional Amounts thereon, if any, to, but excluding, the date of such redemption.
(f)Any redemption pursuant to this Section 3.07 is subject to the right of the Holder of record on the record date to receive interest due on an interest payment date that is on or before the applicable Redemption Date.
(g)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08.Tax Redemption.
(a)If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, or any amendment to or change in an official interpretation, administration or application of such laws, rules or regulations, or any treaties or related agreements to which the Taxing Jurisdiction is a party (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the Issue Date (or, if the Taxing Jurisdiction became a Taxing Jurisdiction on a later date, such later date), (i) the Issuer or any successor to the Issuer has or will become obligated to pay Additional Amounts or (ii) the Guarantors or any successors to the Guarantors have or will become obligated to pay Additional Amounts, in each case, in excess of the Additional Amounts, if any, that would have been payable on the date that the relevant Taxing Jurisdiction became a Taxing Jurisdiction, the Issuer or any successor to the Issuer may, at its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 100.0% of their principal amount, together with accrued and unpaid interest to, but excluding, the date fixed for redemption, upon notice in accordance with Section 3.03 hereof. No notice of such redemption may be given earlier than 60 days prior to the earliest date on which the Issuer, the Guarantors or successors to the foregoing would, but for such redemption, become obligated to pay any such Additional Amounts were payment then due. For the avoidance of doubt, the Issuer or any successor to the Issuer shall not have the right to so redeem the Notes unless (a) they are or will become obligated to pay such Additional Amounts or (b) the Guarantors or any successors to the Guarantors are or will become obligated to pay such Additional Amounts. Notwithstanding the foregoing, the Issuer or any such successors shall not have the right to so redeem the Notes unless they have taken reasonable measures (including without limitation, using reasonable measures to cause payment on the Notes to be made through a Paying Agent in a different jurisdiction or by the Issuer, its successors or another Subsidiary of the Issuer) to avoid the obligation to pay such Additional Amounts. For the avoidance of doubt, reasonable measures do not include changing the jurisdiction of incorporation of the Issuer or any successor of the Issuer.
(b)In the event that the Issuer or any successor to the Issuer elects to so redeem the Notes, it will deliver to the Trustee: (1) an Officer’s Certificate, stating that the Issuer or any successor to the Issuer is entitled to redeem the Notes pursuant to this Section 3.08 and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Issuer or any successor to the Issuer to so redeem have occurred or been satisfied; and (2) an Opinion of Counsel to the effect that (i) the Issuer or any successor to the Issuer has or will become obligated to pay Additional Amounts or the Guarantors or any successors to the Guarantors are or will become obligated to pay Additional Amounts and that such obligation cannot be avoided by taking reasonable measures to avoid such obligation (including, without limitation, by causing payment on the Notes to be made through a Paying Agent in a different jurisdiction or by a Subsidiary of the Issuer), (ii) such obligation is the result of a change in or amendment to the laws (or any rules or regulations thereunder) of a Taxing Jurisdiction, as described above, and (iii) that all governmental requirements necessary for the Issuer or any successor to the Issuer to effect the redemption have been complied with.
Section 3.09.Mandatory Redemption.
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Sections 4.08 and 4.12.

Section 3.10.[Reserved].
Section 3.11.Offer to Purchase by Application of Excess Proceeds.
In the event that, pursuant to Section 4.08 hereof, the Issuer is required to commence an Asset Disposition Offer, it will follow the procedures specified below.
The Asset Disposition Offer shall be made to all Holders of Notes and all holders of Other Offer Notes; provided that the percentage of such Excess Proceeds allocated and offered to the Notes in such Asset Disposition Offer is at least equal to the percentage of the aggregate principal amount of all Priority Lien Debt represented at such time by the Notes. The Asset Disposition Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and Other Offer Notes (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Special Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders of Notes who tender Notes pursuant to the Asset Disposition Offer.
Upon the commencement of an Asset Disposition Offer, the Issuer will deliver a notice to the Trustee and each of the Holders of Notes. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The notice, which will govern the terms of the Asset Disposition Offer, will specify:
(1)that the Asset Disposition Offer is being made pursuant to this Section 3.11 and Section 4.08 hereof and the length of time the Asset Disposition Offer will remain open;
(2)the Offer Amount, the purchase price and the Purchase Date;
(3)that any Note not tendered or accepted for payment will continue to accrue interest and Special Interest, if any;
(4)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest and Special Interest, if any, after the Purchase Date;
(5)that Holders of Notes electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)that Holders of Notes electing to have Notes purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(7)that Holders of Notes will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(8)that, if the aggregate principal amount of Notes and other Priority Lien Debt surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other Priority Lien Debt to be purchased on a pro rata basis based on the principal amount of Notes and such other Priority Lien Debt surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof, will be purchased); and
(9)that Holders of Notes whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Disposition Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.11. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five (5) days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Purchase Date.
Other than as specifically provided in this Section 3.11, any purchase pursuant to this Section 3.11 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Article 4

COVENANTS
Section 4.01.Payment of Notes.
The Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Special Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Special Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
All references in this Indenture to “interest” shall be deemed to include Special Interest, if applicable.
Section 4.02.Maintenance of Office or Agency.
The Issuer will maintain in the contiguous United States, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be an office or agency of the Issuer for the purpose of service of legal process on the Issuer or any Guarantor, which service shall be made to the Process Agent in accordance with Section 13.07.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.
Section 4.03.Reports.
(a)The Issuer will deliver to the Trustee within 30 days after the Issuer files them with the SEC, copies of its annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Issuer is required to file with the SEC pursuant to Sections 13 and 15(d) of the

Exchange Act. Reports, information and documents filed by the Issuer with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee as of the time such documents are filed via EDGAR.
(b)At any time the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer will, so long as any of the Notes will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and will, upon written request, provide to any Holder, beneficial owner or prospective purchaser of such Notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes pursuant to Rule 144A under the Securities Act. The Issuer will take such further action as any Holder or beneficial owner of such Notes may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such Notes in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.
(c)Within 10 Business Days after any Appraisal is required to be delivered pursuant to Section 4.15 hereof, the Issuer will furnish to the Trustee a summary of each such Appraisal containing only information summarizing the results of such Appraisal (all of which will be made publicly available) and will post, or shall cause to have posted, the complete Appraisal on a private, restricted website to which Holders of Notes, prospective investors, broker-dealers and securities analysts are given access, subject to such individuals agreeing to confidentiality obligations reasonably acceptable to the Issuer for securities law purposes.
(d)Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to matters disclosed in any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.
Section 4.04.Compliance Certificate.
(a)The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.
(b)So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05.Stay, Extension and Usury Laws.
The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.06.Restricted Payments.
(a)The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of the Issuer (to the extent applicable), an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to the Issuer or a Restricted Subsidiary of the Issuer);
(ii)purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer;
(iii)make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of the Issuer or any Guarantor that is subordinated to the Notes Obligations in right of payment or distributions from Collateral (but excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (A) any scheduled payment of interest, (B) any repayment, repurchase, defeasance or other extinguishment of principal within two years of the Stated Maturity thereof, (C) in connection with any Permitted Refinancing Indebtedness in respect of such Indebtedness or (iv) conversion of such Indebtedness into common Equity Interests of the Issuer; or
(iv)make any Restricted Investment,
(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(1)no Default or Event of Default has occurred and is continuing as of such time or would result therefrom; and

(2)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Exit Conversion Date (excluding Restricted Payments permitted by clauses (2) through (17) of Section 4.06(b)), is less than the sum, without duplication, of:
(A)[*].
(b)The provisions of Section 4.06(a) hereof will not prohibit:
(1)the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;
(2)the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(2)(C) of Section 4.06 and will not be considered to be Excluded Contributions;
(3)the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis (or in the case of the payment of any such Restricted Payment to the Issuer or a Guarantor, on at least a pro rata basis to such Issuer or Guarantor);
(4)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to the Note Guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(5)the repurchase, redemption, acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Issuer or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed [*] in any twelve-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Indenture and in such case the aggregate price paid by the Issuer and its Restricted Subsidiaries may not exceed [*] in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation); provided, further, that the Issuer or any of its Restricted Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to [*] of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;
(6)the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Issuer or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;
(7)so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated Indebtedness of the Issuer or any preferred stock of any Restricted Subsidiary of the Issuer either outstanding on the Issue Date or issued on or after the Issue Date in accordance with Section 4.07;
(8)payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person or (C) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;
(9)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Restricted Payment so long as Consolidated Liquidity shall be at least [*] on a Pro Forma Basis after giving effect to such Restricted Payment;
(10)in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Issuer or any Guarantor, in each case, at a purchase price not greater than [*] of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest (including Special Interest, if any) thereon;
(11)Restricted Payments made with Excluded Contributions;
(12)the distribution, as a dividend or otherwise, of cash in an amount, as of any calendar year, not to exceed [*] of the annual net profits of the preceding calendar year (assuming there are no carry forward losses from previous years) to the extent necessary (and not in excess of the amount necessary) to satisfy Chilean minimum dividend requirements (as such requirements may be amended from time to time) (any dividends pursuant to this clause (13), “Minimum Chilean Dividends”);
(13)the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed [*] since the Issue Date; provided that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Significant Assets;
(14)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Restricted Payments in an aggregate amount (such aggregate amount to be calculated from the Issue Date) not to exceed the greater of [*] as of the date of such Restricted Payment;

(15)so long as no Event of Default has occurred and is continuing or would result therefrom, any Restricted Investment by the Issuer and/or any Restricted Subsidiary of the Issuer; and
(16)the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of the Issuer or any Restricted Subsidiary of the Issuer.
(c)Notwithstanding anything to the contrary in Sections 4.06(a) or 4.06(b), no Investment may be made in any Unrestricted Subsidiary if, after giving effect thereto, the aggregate assets and properties of all Unrestricted Subsidiaries would exceed [*] of Consolidated Total Assets.
(d)    In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary of the Issuer, as the case may be, pursuant to the Restricted Payment.
(e)    For purposes of determining compliance with this Section 4.06, if a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) of Section 4.06(b), or is entitled to be made pursuant to Section 4.06(a), or pursuant to any category set forth in the definition of Permitted Investments or other defined term used in this Section 4.06, the Issuer will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.06.
(f)     For the avoidance of doubt, the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer that is not contractually subordinated to the Notes Obligations shall not constitute a Restricted Payment and therefore will not be subject to any of the restrictions described in this Section 4.06.
Section 4.07.Indebtedness.
(a)The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness for borrowed money (including in the form of Disqualified Stock), except for:
(1)Priority Lien Debt of the Issuer or Guarantor and any Guarantees of the Issuer or a Guarantor in respect thereof; provided that any Priority Lien Debt shall (i) not be secured other than as permitted by clause (1) of the definition of Permitted Liens and (ii) not be subject to or benefit from any Guarantee by any Person that does not also Guarantee the Notes Obligations; provided, further, that any Priority Lien Debt (other than any Priority Lien Debt incurred in the form of revolving Indebtedness pursuant to clause (b) of the definition thereof, which may be senior or superpriority in right of payment from the Collateral to the Notes Obligations) shall be pari passu in right of payment with the Obligations;
(2)Junior Lien Indebtedness of the Issuer and the Guarantors and any Guarantees of the Issuer or a Guarantor in respect thereof; provided that either (i) such Junior Lien Indebtedness is Permitted Refinancing Indebtedness in respect of Priority Lien Debt, (ii) after giving Pro Forma Effect to the issuance or incurrence of any such Junior Lien Indebtedness, the Total Asset Coverage Ratio is at least equal to [*] or (iii) such Junior Lien Indebtedness is Permitted Refinancing Indebtedness in respect of any Indebtedness incurred pursuant to clause (i) or (ii) of this Section 4.07(a)(2) (or any successive Permitted Refinancing Indebtedness); provided, further, that any Junior Lien Indebtedness shall not be secured other than as permitted by clause (2) of the definition of Permitted Liens; provided, further, that in the event such Indebtedness being Guaranteed is subordinated in right of payment to the Notes Obligations, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantees, as the case may be;
(3)unsecured Indebtedness of the Issuer or Guarantors that is Permitted Refinancing Indebtedness in respect of either Priority Lien Debt or Junior Lien Indebtedness (or any successive Permitted Refinancing Indebtedness) and any Guarantees of the Issuer or Guarantors in respect of any of the foregoing; provided that (i) such Indebtedness shall not be subject to or benefit from any Guarantee by any Person that does not also Guarantee the Notes Obligations, (ii) such Indebtedness shall be pari passu in right of payment with the Notes Obligations or subordinated in right of payment with the Notes Obligations, with any such subordinated obligations on terms reasonably satisfactory to the Controlling Representative and (iii) in the event such Indebtedness being Guaranteed is subordinated in right of payment to the Notes Obligations, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantees, as the case may be;
(4)(A) unsecured Indebtedness of the Issuer; provided that such Indebtedness (i) is subordinated in right of payment to the Notes Obligations, any other Priority Lien Debt and any Junior Lien Indebtedness on terms reasonably satisfactory to the Controlling Representative, (ii) matures no earlier than the date on which the applicable Notes mature, (iii) has a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the applicable Notes and (iv) is not subject to any Guarantee by any Subsidiary or Affiliate of the Issuer; and (B) unsecured Indebtedness of any Guarantor; provided that such Indebtedness (i) is subordinated in right of payment to the Notes Obligations, any other Priority Lien Debt and any Junior Lien Indebtedness on terms reasonably satisfactory to the Controlling Representative, (ii) matures no earlier than the date on which the applicable Notes mature, (iii) has a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the applicable notes and (iv) after giving effect to the incurrence of such Indebtedness under this clause (B) and the receipt and application of the proceeds thereof, the Fixed Charge Coverage Ratio of the Issuer would not be less than [*] on a Pro Forma Basis;
(5)unsecured Indebtedness of the Issuer and its Restricted Subsidiaries solely for working capital purposes; provided that the outstanding amount of Indebtedness incurred pursuant to this Section 4.07(a)(5), together with Indebtedness outstanding pursuant to Section 4.07(a)(9), does not exceed [*];
(6)letters of credit, bank guarantees, bankers’ assurances or acceptances, surety bonds, insurance bonds and similar instruments entered into in the ordinary course of business;

(7)Hedging Obligations in respect of Hedging Agreements that are not for speculative purposes;
(8)Indebtedness of the Issuer or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including sale and leaseback transactions, Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred in connection with such sale and leaseback prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 4.07(a)(8) shall not exceed the greater of [*];
(9)Indebtedness incurred by Receivables Subsidiaries pursuant to Qualified Receivables Transactions; provided that the outstanding amount of Indebtedness incurred pursuant to this Section 4.07(a)(9), together with Indebtedness outstanding pursuant to Section 4.07(a)(5) does not exceed [*];
(10)Indebtedness incurred in connection with any Aircraft Financing (including, without limitation, the RCF Loan Agreement and the Spare Engine Facility Loan Agreement);
(11)Indebtedness of the Issuer and its Restricted Subsidiaries with respect to infrastructure projects consistent with past practice; provided that (i) the Indebtedness incurred pursuant to this Section 4.07(a)(11) shall not exceed the value of the collateral pledged in connection therewith and (ii) no Significant Assets shall be pledged to secure any such Indebtedness;
(12)following a Collateral Release Event, Indebtedness of the Issuer and its Restricted Subsidiaries secured by Cargo Business Assets (which may include directly or indirectly the Equity Interests in any Subsidiary that does not constitute Collateral or that has been released pursuant to Section 4.26); provided that (x) the outstanding amount of Indebtedness permitted by this Section 4.07(a)(12) shall not exceed [*] and (y) no such Indebtedness shall be secured by a Lien on any Collateral;
(13)unsecured Guarantees of (i) Indebtedness for borrowed money permitted by this Section 4.07 and (ii) other Indebtedness not constituting Indebtedness for borrowed money; provided that such Guarantee of such Indebtedness is not prohibited by the provisions of this Indenture; provided, further, that in the event such Indebtedness being guaranteed is subordinated to the Notes Obligations, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be;
(14)intercompany Indebtedness among the Issuer and its Restricted Subsidiaries; provided that (i) any such Indebtedness owing by the Issuer or a Guarantor shall be subordinated to the Obligations pursuant to an Intercompany Note or otherwise on terms reasonably satisfactory to the Controlling Representative and (ii) any such Indebtedness (A) owing to the Issuer or a Guarantor by the Issuer or another Guarantor or (B) owing to the Issuer or a Guarantor by a Restricted Subsidiary that is not the Issuer or a Guarantor if such Indebtedness under this clause (B) owing by such Restricted Subsidiary that is not the Issuer or a Guarantor is [*] or more in the aggregate shall be evidenced by an Intercompany Note pursuant to the provisions contained therein and (iii)

any such Indebtedness owing to the Issuer or a Guarantor shall be pledged as Collateral pursuant to the Pledge and Security Agreement;
(15)Indebtedness of Restricted Subsidiaries that are not Guarantors; provided that the outstanding amount of Indebtedness permitted by this Section 4.07(a)(15) shall not exceed [*]; and
(16)unsecured Indebtedness of the Issuer and its Restricted Subsidiaries; provided that (i) the outstanding amount of Indebtedness permitted by this Section 4.07(a)(16) shall not exceed [*]; and (ii) after giving effect to the incurrence of such Indebtedness under this Section 4.07(a)(16) and the receipt and application of the proceeds thereof, the Fixed Charge Coverage Ratio of the Issuer would not be less than [*] on a Pro Forma Basis.
Section 4.08.Disposition of Significant Assets.
(a)Neither the Issuer nor any Restricted Subsidiary shall sell or otherwise Dispose of any Significant Assets (including, without limitation, by way of any Sale of the Issuer or a Guarantor), except that such sale or other Disposition shall be permitted in the case of (i) a Permitted Disposition or (ii) any other sale or Disposition; provided that, in the case of this clause (ii):
(i)no Event of Default shall have occurred and be continuing or would result therefrom;
(ii)the Asset Coverage Test is satisfied on a Pro Forma Basis after giving effect to such sale or other Disposition (including any concurrent pledge of Additional Collateral);
(iii)prior to effecting such Disposition, the Issuer shall have delivered an Officer’s Certificate to the Trustee and the Collateral Trustee calculating the Asset Coverage Ratio on a Pro Forma Basis after giving effect to such sale or other Disposition (including any pledge of Additional Collateral and/or redemption or repayment of Priority Lien Debt or Senior Priority Refinancing Indebtedness (in each case, in the case of revolving debt together with a permanent reduction in the commitments thereunder), if any);
(iv)such sale or other Disposition, if to any other Person, is an arms’ length Disposition to a third party that is not an Affiliate of the Issuer or any of its Subsidiaries; and
(v)to the extent that the Issuer receives any Net Proceeds from such sale or other Disposition, such Net Proceeds shall be applied as provided in this Section 4.08;
provided that nothing contained in this Section 4.08 is intended to excuse performance by the Issuer or any Guarantor of any requirement of any Security Document that would be applicable to a Disposition permitted under this Indenture. A Disposition of Collateral referred to in clause (4), (7) or (8) of the definition of “Permitted Disposition” shall not result in the automatic release of such Collateral from the security interest of the applicable Security Document, and the Collateral subject to such Disposition shall continue to constitute Collateral for all purposes of the Notes Documents (without prejudice to the rights of the Issuer to release any such Collateral pursuant to Section 4.16(g)).

(b)Within 365 days after the receipt of any Net Proceeds from (1) a Disposition of Significant Assets (other than a Disposition constituting a Permitted Disposition), (2) a Disposition of Collateral referred to in clause (9) of the definition of “Permitted Disposition” (other than a Disposition of a minority stake in the equity of [*]) or (3) a Recovery Event in respect of Significant Assets, in each case, the Issuer shall apply the Prepayment Percentage of such Net Proceeds:
(1)to invest in or replace, purchase or acquire Significant Assets (or, in the case of Net Proceeds from a Disposition of Collateral or Recovery Event in respect of Collateral, new or additional Collateral), other than an investment in, purchase or acquisition of Significant Assets by a Non-Guarantor Acquired Airline within 365 days after the sale or other Disposition, or Recovery Event, that generated the Net Proceeds; provided that the Issuer will be deemed to have complied with this provision if and to the extent that, within 365 days after the sale or other Disposition, or Recovery Event, that generated the Net Proceeds, the Issuer or any of its Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire, purchase or invest in the assets that would constitute Significant Assets (or Collateral, as applicable) in compliance with the provision described in this clause (1), and that acquisition, purchase or investment is thereafter completed within 180 days after the end of such 365-day period); or
(2)to (i) repay the Revolving Credit Facility (provided that the commitments thereunder are permanently reduced), or any other Priority Lien Debt (and to permanently reduce commitments with respect thereto) to the extent such other Indebtedness and the Liens securing the same are permitted under the terms of this Indenture and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with such Net Proceeds or (ii) make an offer to purchase and/or repay, prepay or redeem the Notes, either (i) as provided under Article 3, (ii) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (iii) by making an offer (in accordance with the procedures set forth in Section 4.08(c) for Asset Disposition Offers) to all Holders to purchase their Notes at or above 100% of the principal amount thereof, plus accrued and unpaid interest (including Special Interest, if any), and Additional Amounts thereon, if any, to, but excluding, the date of repurchase.
(c)Any Net Proceeds from a Disposition or Recovery Event that are not applied or invested as provided in Section 4.08(b), together with any Net Proceeds that are earlier designated as “Excess Proceeds” by the Issuer, will constitute “Excess Proceeds.” Within five (5) Business Days of the date on which the aggregate amount of Excess Proceeds exceeds [*] (or earlier if the Issuer so elects), the Issuer will make an offer to purchase and/or repay, prepay or redeem, as applicable, to all Holders of Notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase (“Other Offer Notes”) and prepay any other Priority Lien Debt requiring repayment or prepayment (collectively, whether through an offer or a required prepayment, an “Asset Disposition Offer”); provided that the percentage of such Excess Proceeds allocated and offered to the Notes in such Asset Disposition Offer is at least equal to the percentage of the aggregate principal amount of all Priority Lien Debt represented at such time by the Notes. The offer price in any Asset Disposition Offer will be equal to 100% of the principal amount, plus accrued interest and Additional Amounts (including Special Interest, if any) to, but excluding, the date of purchase, prepayment or redemption, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture, including to make a similar offer with respect to Junior Lien Indebtedness. If the aggregate principal amount of Notes and other Priority Lien Debt requiring purchase or repayment tendered in such Asset Disposition Offer exceeds the amount of Excess Proceeds allocated to the Notes and other indebtedness in such Asset Disposition Offer, the Issuer will select the Notes and other Priority Lien Debt to be purchased or repaid pro rata based on the aggregate principal amounts so tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of an Asset Disposition Offer. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of Section 3.11 hereof or this Section 4.08, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.11 hereof or this Section 4.08 by virtue of any such conflict.
(d)Notwithstanding any other provisions of Section 4.08(b), to the extent any or all of the Net Proceeds of any Disposition by a Restricted Subsidiary or the Net Proceeds of a Recovery Event received by a Restricted Subsidiary are prohibited or delayed by any contractual restriction permitted by this Indenture or any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Restricted Subsidiary) from being repatriated or passed on to or used for the benefit of the Issuer or if the Issuer has determined in good faith that repatriation of any such amount to the Issuer would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Proceeds so affected will not be required to be applied to prepay the Priority Lien Debt at the times provided in Section 4.08(b) but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable contractual restriction or local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Issuer, or the Issuer believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable contractual agreement or local law or the Issuer determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional Taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Priority Lien Debt pursuant to Section 4.08(b) (provided that no such prepayment of the Priority Lien Debt pursuant to Section 4.08(b) shall be required in the case of any such Net Proceeds the repatriation of which the Issuer believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments (after giving effect to the reinvestment period therefor), the Issuer applies an amount equal to the amount of such Net Proceeds to such reinvestments or prepayments as if such Net Proceeds had been received by the Issuer rather than such Restricted Subsidiary, less the amount of additional Taxes that would have been payable or reserved against if such Net Proceeds had been repatriated).
Section 4.09.Liens.
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Significant Assets, except Permitted Liens.

Section 4.10.Transactions with Affiliates.
(a)The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise Dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of [*], unless:
(1)the Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary (taking into account all effects the Issuer or such Restricted Subsidiary expects to result from such transaction, whether tangible or intangible) than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and
(2)the Issuer delivers to the Trustee:
(A)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of [*], but less than or equal to [*], an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.10(a); and
(B)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of [*], a board resolution stating the Board of Directors has approved such Affiliate Transaction and determined that it complies with clause (1) of this Section 4.10(a).
(b)The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.10(a):
(1)any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;
(2)transactions between or among the Issuer and/or its Restricted Subsidiaries (including without limitation in connection with any full or partial “spin-off” or similar transactions);
(3)transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(4)payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;
(5)any issuance of Qualifying Equity Interests to Affiliates of the Issuer or any increase in the liquidation preference of preferred stock of the Issuer (if any);
(6)transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or consistent with past or industry practice or transactions with joint ventures, alliances or alliance members or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past or industry practice;
(7)Permitted Investments and Restricted Payments that do not violate Section 4.06;
(8)loans or advances to employees in the ordinary course of business not to exceed [*] in the aggregate at any one time outstanding;
(9)transactions pursuant to agreements or arrangements in effect on the Issue Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Issue Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the holders than the original agreement as in effect on the Issue Date);
(10)transactions between or among the Issuer and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;
(11)any transaction effected as part of a Qualified Receivables Transaction;
(12)any purchase by the Issuer’s Affiliates of Indebtedness of the Issuer or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of the Issuer;
(13)shared services, joint purchasing, systems integration, fleet management and other transactions in the ordinary course of business or consistent with past or industry practice;
(14)transactions between the Issuer or any of its Restricted Subsidiaries and any employee labor union or other employee group of the Issuer or such Restricted Subsidiary; provided such transactions are not otherwise prohibited by this Indenture; and
(15)transactions with captive insurance companies of the Issuer or any of its Restricted Subsidiaries.
Section 4.11.Corporate Existence.
Subject to Section 4.08 and Article 5 hereof, the Issuer and each Guarantor shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:
(a)(i) with respect to the Issuer, its corporate existence in accordance with its organizational documents (as the same may be amended from time to time), and (ii) with respect to each Guarantor, its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in each case, in accordance with the respective organizational documents (as the same may be amended from time to time) of such Person, except where, with respect to clause (ii), the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and

(b)their rights (charter and statutory) and material franchises of the Issuer and each Guarantor and its Restricted Subsidiaries; provided, however, that the Issuer and the Guarantors shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence, of it or any of its Restricted Subsidiaries if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of Issuer and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.
For the avoidance of doubt, this Section 4.11 shall not prohibit any actions permitted by Article 5 hereof.
Section 4.12.Offer to Repurchase Upon Change of Control.
(a)Upon the occurrence of a Change of Control in respect of the Notes, unless the Issuer has otherwise exercised its right to redeem the Notes pursuant to the terms of this Indenture, each Holder of Notes will have the right to require the Issuer to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to [*] of the aggregate principal amount of the Notes to be repurchased plus accrued interest (including Special Interest, if any) and Additional Amounts thereon, if any, on the Notes to be repurchased to, but excluding, the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following the date upon which any Change of Control has occurred in respect of the Notes, unless the Issuer has otherwise exercised its right to redeem the Notes pursuant to the terms of this Indenture, the Issuer will deliver a notice to each Holder of Notes (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and stating:
(1)that the Change of Control Offer is being made pursuant to this Section 4.12 and that all Notes tendered will be accepted for payment;
(2)the purchase price and the purchase date, which shall be no earlier than 10 days and no later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”);
(3)that any Note not tendered will continue to accrue interest;
(4)that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;
(5)that Holders of Notes electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
(7)that Holders of Notes whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to minimum denominations of $2,000 in principal amount or an integral multiple of $1,000;
provided that the Issuer may, at its option, deliver such notice prior to any Change of Control but after the public announcement of the Change of Control; provided, further, that such notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control occurring on or prior to the Change of Control Payment Date.
(b)On the Change of Control Payment Date with respect to the Notes, the Issuer will, to the extent lawful:
(1)accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.
The Paying Agent will promptly deliver (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(c)The Issuer will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.
(d)If Holders of not less than [*] in aggregate principal amount of the outstanding Notes validly tender and do not withdraw the Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer, purchases all of such Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to [*] of the principal amount thereof, plus accrued interest (including Special Interest, if any) and Additional Amounts thereon, if any, to, but excluding, the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date) pursuant to Sections 3.01 through 3.06 and Section 3.07(e) hereof.

(e)The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions set forth in this Section 4.12, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached the Issuer’s obligations under this Section 4.12 by virtue of any such conflict.
Section 4.13.Additional Guarantors; Collateral.
(a)On and after the Issue Date, (x) if any Restricted Subsidiary of the Issuer Guarantees the Revolving Credit Agreement or any other Indebtedness of the Issuer or the Guarantors incurred under Sections 4.07(a)(1), 4.07(a)(2) or 4.07(a)(3) or (y) if no such Indebtedness is then outstanding, subject to the Guaranty and Security Principles if any Restricted Subsidiary of the Issuer (other than an Excluded Subsidiary) pledges or grants liens in the Collateral or acquires or holds any Significant Asset, then the Issuer will (i) promptly (and in any event within forty-five (45) calendar days following such acquisition, termination, release or other applicable event, or such later date as the Controlling Representative may agree in its sole discretion) cause such Restricted Subsidiary to become a Guarantor by executing and delivering to the Trustee a supplemental indenture substantially in the form of Exhibit D hereto and to become a party to each applicable Security Document by executing and delivering to the Trustee and the Collateral Trustee a supplement to the applicable Security Documents pursuant to which certain of such Restricted Subsidiary’s Significant Assets will be pledged as Collateral pursuant to the terms of such Security Documents and the Guaranty and Security Principles in favor of the Collateral Trustee or the applicable Local Collateral Agent, (ii) promptly (and in any event within forty-five (45) calendar days following of such acquisition, termination, release or other applicable event) execute and deliver (or cause such Restricted Subsidiary to execute and deliver) to the Collateral Trustee or a Local Collateral Agent, as applicable, such documents and take such actions to create, grant, establish, preserve and perfect the Priority Lien in favor of the Collateral Trustee or a Local Collateral Agent, as applicable, for the benefit of the Secured Parties on such assets of the Issuer or such Restricted Subsidiary, as applicable, to secure the Notes Obligations to the extent required under the applicable Security Documents or reasonably requested by the Collateral Trustee or the Local Collateral Agent (acting at the direction of the Controlling Representative), as applicable, and to ensure that such Collateral shall be subject to no other Liens other than Permitted Liens, in each case subject to the Guaranty and Security Principles, and (iii) if reasonably requested by the Collateral Trustee (acting at the direction of the Controlling Representative), deliver to the Collateral Trustee, for the benefit of the Secured Parties, a written Opinion of Counsel (which counsel shall be reasonably satisfactory to the Collateral Trustee) to the Issuer or such Restricted Subsidiary, as applicable, with respect to the matters described in clauses (i) and (ii) of this Section 4.13(a), in each case within forty-five (45) calendar days after the addition of such Collateral or Significant Assets and in form and substance reasonably satisfactory to the Collateral Trustee (acting at the direction of the Controlling Representative).
(b)In addition, if any Restricted Subsidiary of the Issuer that has not provided a Note Guarantee elects to pledge any Additional Collateral, then the Issuer will promptly cause such Subsidiary to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit D hereto pursuant to which such Subsidiary will provide a Note Guarantee and to execute and deliver to the Trustee and the Collateral Trustee a supplement to the applicable Security Documents pursuant to which such Restricted Subsidiary’s Significant Assets, including such Additional Collateral, will be pledged as Collateral in favor of the Collateral Trustee or the applicable Local Collateral Agent, and to take the steps set forth in clauses (ii) and (iii) of Section 4.13(a).

(c)Notwithstanding anything to the contrary, Issuer may from time to time, upon written notice to the Trustee, (i) elect to cause any Restricted Subsidiary that would otherwise be an Excluded Subsidiary to become a Guarantor (a “Designated Guarantor”) but shall have no obligation to do so (and for clarity, there is no obligation to cause any Restricted Subsidiary that would otherwise be an Excluded Subsidiary to become a Designated Guarantor because another Designated Guarantor is formed or acquired in the same jurisdiction), subject to the satisfaction of the requirements of Section 4.13(a) by such Designated Guarantor and (ii) elect to cause any Designated Guarantor to be an Excluded Subsidiary; provided that such Designated Guarantor is either an Excluded Aircraft Subsidiary or does not own any Significant Assets at such time of election (other than pursuant to the thresholds set forth in clause (g) of the definition of “Excluded Subsidiary”).
Section 4.14.Designation of Restricted and Unrestricted Subsidiaries.
The Board of Directors may designate any Restricted Subsidiary of the Issuer to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default and no Default or Event of Default exists at the time of such designation; provided that if a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation, which Investment is permitted at that time under Section 4.06 and if the Restricted Subsidiary otherwise meets the conditions set forth in the definition of an “Unrestricted Subsidiary.”
Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default or Event of Default would be in existence following such designation, (2) after giving effect to such designation, the Asset Coverage Ratio shall be greater than or equal to [*] and (3) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.
Section 4.15.Delivery of Appraisals. The Issuer shall:
(1)within thirty (30) Business Days of March 31 of each calendar year;
(2)on or prior to the date upon which any Additional Collateral is pledged to the Collateral Trustee or a Local Collateral Agent, as applicable, or assets are transferred to the Issuer or a Guarantor in order to constitute Coverage Assets, but only with respect to such Additional Collateral or new Coverage Assets; and
(3)promptly (but in any event within 45 days) following a request by the Trustee or the Collateral Trustee if an Event of Default has occurred and is continuing, deliver to the Trustee and the Collateral Trustee one or more Appraisals establishing the Appraised Value of the Coverage Assets; provided, however, that, in the case of clause (2)

above, only an Appraisal with respect to the Additional Collateral or new Coverage Assets shall be required to be delivered. The Issuer may from time to time cause Subsequent Appraisals to be delivered to the Trustee and the Collateral Trustee if it believes that any affected Coverage Asset has a higher Appraised Value than that reflected in the most recent Appraisals delivered pursuant to this Section 4.15.
In addition to clauses (1) through (3) above, the Issuer will deliver to the Trustee and the Collateral Trustee (and make available to Holders of Notes, prospective investors, broker-dealers and securities analysts as set forth in Section 4.03(c)) a copy of any Appraisal that is delivered to any other Priority Lien Representative or other holder of Priority Lien Obligations, but has not been or is not being delivered to the Trustee in accordance with such clauses (1) through (3) above, within 10 Business Days of the date on which such Appraisal was given to such other Priority Lien Representative or holder of Priority Lien Obligations.
Notwithstanding the foregoing, the Issuer may make available the Appraisal information required to be delivered under Section 4.03(c) and this Section 4.15 by posting such Appraisal information on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to the Holders of Notes, prospective investors, broker-dealers and securities analysts that certify their status as such to the reasonable satisfaction of the Issuer.
For the avoidance of doubt, the Issuer’s failure to deliver any Appraisal required by this Section 4.15 will be deemed to constitute an Event of Default for purposes of clause (4) under Section 6.01 hereof.
Section 4.16.Asset Coverage Ratio.
(a)On the tenth (10th) Business Day after a Reference Date, the Issuer will deliver to the Trustee and the Collateral Trustee an Officer’s Certificate demonstrating with reasonable detail the calculation of the Asset Coverage Ratio as of the applicable Reference Date.
If:
(1)the Issuer fails to deliver the Officer’s Certificate required by Section 4.16(a) within the time period specified in Section 4.16(a), or
(2)such Officer’s Certificate demonstrates that the Asset Coverage Ratio was less than [*] as of the applicable Reference Date (a “Coverage Shortfall”), then additional interest shall accrue on all outstanding Notes (“Special Interest”) in an amount equal to 2.0% per annum of the principal amount of such Notes commencing on such Reference Date, payable on each applicable interest payment date thereafter; provided that such Special Interest shall cease to apply upon either (x) the Issuer delivering to the Trustee an Officer’s Certificate demonstrating, with reasonably detailed calculations, that the Issuer’s Asset Coverage Ratio was no less than [*], or (y) the Issuer curing such Coverage Shortfall pursuant to Section 4.16(b).

(b)In the event of a Coverage Shortfall, within 45 days after the applicable Reference Date (such 45-day period, the “Cure Period”), the Issuer may:
(1)pledge additional assets as Additional Collateral under the Security Documents to secure Priority Lien Obligations and Junior Lien Obligations and such Additional Collateral will be included in the calculation of Appraised Value as of such Reference Date; and/or
(2)redeem, repay, prepay, repurchase or otherwise retire Priority Lien Debt, including by redeeming Notes pursuant to any available optional redemption provisions of this Indenture and such redeemed, repaid, prepaid, repurchased or otherwise retired Priority Lien Debt will not be included in the calculation of Appraised Value as of such Reference Date.
(c)If, after giving effect to such actions described in Section 4.16(b) during the Cure Period, the Asset Coverage Ratio would have been greater than [*] as of such Reference Date, as set forth in an Officer’s Certificate delivered to the Trustee and the Collateral Trustee no later than the last day of the Cure Period demonstrating such calculations in reasonable detail, then no Special Interest will be payable with respect to such Coverage Shortfall.
(d)Special Interest payable pursuant to the provisions of this Section 4.16 will be calculated and paid in the same manner as regular interest is calculated and paid under this Indenture, and all references to payments of “interest” will be deemed to include Special Interest, if applicable. Prior to the record date immediately preceding any interest payment date on which Special Interest is due, the Issuer shall deliver written notice to the Trustee and the Holders of the Notes stating that the Issuer is required to pay Special Interest, and setting forth the accrual dates and amount of Special Interest due and payable on Notes on such next interest payment date.
(e)Notwithstanding anything herein to the contrary, for clarity, the Issuer’s failure to maintain an Asset Coverage Ratio in excess of [*] will not be deemed to constitute a Default or Event of Default for purposes of clause (4) under Section 6.01 hereof.
(f)Notwithstanding anything to the contrary contained herein, if the Asset Coverage Test is not satisfied solely as a result of damage to or loss of any Collateral covered by insurance (pursuant to which the Collateral Trustee is named as loss payee and with respect to which payments are to be delivered directly to the Collateral Trustee or the Trustee) for which the insurer thereof has been notified of the relevant claim and has not challenged such coverage, any calculation of the Asset Coverage Ratio (and Total Asset Coverage Ratio) made pursuant to this Indenture shall deem the relevant Issuer or Guarantor to have received Net Proceeds (and to have taken all steps necessary to have pledged such Net Proceeds as Additional Collateral) in an amount equal to the expected coverage amount (as determined by the Issuer in good faith and updated from time to time to reflect any agreements reached with the applicable insurer) and net of any amounts required to be paid out of such proceeds until the earliest of (i) the date any such Net Proceeds are actually first received by the Collateral Trustee or the Trustee, (ii) the date that is 270 days after such damage and (iii) the date on which any such insurer denies such claim; provided, further, that, prior to giving effect to this clause (f), the Appraised Value of the Coverage Assets shall be no less than 100% of the aggregate principal amount of all Priority Lien Debt at such time. If the Trustee or Collateral Trustee should receive any Net Proceeds directly from the insurer in respect of a Recovery Event, the Trustee or the Collateral Trustee, as applicable, shall promptly cause such proceeds to be paid to the applicable Issuer or Guarantor, or to be applied, as applicable, in accordance with Section 4.08.
(g)At the Issuer’s request, the Lien on any asset or type or category of asset (including after-acquired assets of that type or category) that (i) has been Disposed in accordance with this Indenture to a Person other than the Issuer or a Guarantor, (ii) is or has become Excluded Assets or (iii) constitutes Additional Collateral, will, in each case, be promptly released; provided that in each case, that the following conditions are satisfied or waived: (A) no Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the Appraised Value of the Coverage Assets shall satisfy the Asset Coverage Test on a Pro Forma Basis or (y) the Issuer shall designate additional assets as Additional Collateral and comply with Section 4.13 and/or prepay or redeem or cause to be prepaid or redeemed Priority Lien Debt (as selected by the Issuer in its sole discretion), such that, following such actions and such release, the Asset Coverage Test shall be satisfied on a Pro Forma Basis, and (C) the Issuer shall deliver to the Trustee an Officer’s Certificate demonstrating Pro Forma Compliance with the Asset Coverage Test after giving effect to such release (including after giving effect to any action taken pursuant to the foregoing clause (B)(y)). Each of the Trustee and the Collateral Trustee agrees to promptly provide any documents or releases reasonably requested by, and at the sole cost and expense of, the Issuer to evidence any such release. For the avoidance of doubt, (aa) nothing contained in the foregoing shall prohibit any substitution of any item of Additional Collateral if such substitution and related release of the Additional Collateral being replaced are permitted or required under the applicable Security Document, and such permitted or required release of such replaced Additional Collateral pursuant to such Security Document shall not be subject to (and shall be deemed to satisfy) the release conditions in the first sentence of this clause 4.16(g) and (bb) if the Issuer or a Guarantor releases (in accordance with this clause 4.16(g)) any Additional Collateral that has suffered (or corresponding to an asset that suffered) a Recovery Event, the applicable Issuer or Guarantor shall be deemed to have complied with any provisions in the corresponding Security Documents requiring that such Issuer or Guarantor take specific actions in respect of such Recovery Event.
Section 4.17.Air Carrier Status.
Each Air Carrier Entity will use commercially reasonable efforts to maintain at all times its status and rights to operate as an “air carrier” in Chile, Brazil, Peru or Colombia, as applicable, and all other jurisdictions in which it operates air routes from time to time, except to the extent the failure to maintain such rights would not reasonably be expected to result in a Material Adverse Effect. Subject to a Collateral Release Event, each Air Carrier Entity will possess and maintain at all times, all necessary certificates, exemptions, licenses, designations, authorizations and consents required by the FAA, the DOT or any applicable Non-U.S. Aviation Authority or Airport Authority or any other Governmental Authority that are material to the operation of the Pledged Routes and Material Pledged Slots operated by it, and to the conduct of its business and operations as currently conducted, in each case, to the extent necessary for such Air Carrier Entity’s operation of flights, except where a failure to so possess or maintain would not reasonably be expected to have a Material Adverse Effect. Subject to a Collateral Release Event, each Air Carrier Entity will also:
(a)utilize its Material Pledged Slots in a manner consistent with applicable regulations, rules and contracts in order to preserve its right to hold and use its Material Pledged Slots, taking into account any waivers or other relief granted to it by the FAA, the DOT, any Non-U.S. Aviation Authority or any Airport Authority, except to the extent that any failure to utilize would not reasonably be expected to result in a Material Adverse Effect;
(b)cause to be done all things commercially reasonably necessary to preserve and keep in full force and effect its rights in and to use its Material Pledged Slots, including, without limitation, if applicable, satisfying any applicable Use or Lose Rule, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(c)use commercially reasonable efforts to utilize its Pledged Routes in a manner consistent with Title 49, the applicable rules and regulations of the FAA, the DOT, any applicable Non-U.S. Aviation Authorities, and any applicable treaty in order to preserve its rights to operate the scheduled services, except to the extent that any failure would not reasonably be expected to result in a Material Adverse Effect; and
(d)cause to be done all things commercially reasonably necessary to preserve and keep in full force and effect its authority to operate the scheduled services, except to the extent that any failure would not reasonably be expected to result in a Material Adverse Effect.
Section 4.18.Regulatory Matters; Utilization; Collateral Requirements.
Subject to a Collateral Release Event, so long as any of the Notes remain outstanding, each of the Issuer and the Guarantors will promptly take all such steps as may be commercially reasonably necessary to maintain, renew and obtain, or obtain the use of, Material Pledged Slots and Material Pledged Routes as needed for its continued and future operations using such Material Pledged Slots or Material Pledged Routes, and pay any applicable filing fees and other expenses related to the submission of applications, renewal requests and other filings as may be reasonably necessary to have access to its Material Pledged Slots and Material Pledged Routes, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 4.19.Use of Proceeds.
The Issuer and the Guarantors will not use, and will not permit any of their respective Subsidiaries, officers, directors, employees or agents to use, the proceeds of any Notes (i) in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws or (ii) (A) to fund, finance or facilitate any activities or business of or with any Person that, at the time of such funding, financing or facilitation, is the subject or target of Sanctions, (B) to fund, finance or facilitate any activities of or business in any Sanctioned Country, in each case of (A) and (B) except to the extent permitted under Sanctions, or (C) in any other manner that would result in a violation of Sanctions by any Person in connection with this Indenture (including any Person participating or acting in connection with the Notes hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).
Section 4.20.Payment of Additional Amounts.
(a)All payments (including any premium paid upon redemption of the Notes) by or on behalf of the Issuer or a successor in respect of the Notes or the Guarantors or a successor in respect of any Note Guarantees will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of Chile, Brazil, the Cayman Islands, Colombia, Ecuador, Peru or the United States or any authority therein or thereof or any other jurisdiction in which the Issuer or the Guarantors (or in each case, their successors) are organized or doing business or from or through which payments are made in respect of the Notes, or any political subdivision or taxing authority thereof or therein (any of the aforementioned being a “Taxing Jurisdiction”), unless the Issuer or the Guarantors (or their respective successors) are compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges. In such event, the Issuer or the Guarantors (or their respective successors) will make such deduction or withholding, make payment of the amount so withheld to the appropriate Governmental Authority and pay such additional amounts as may be necessary to ensure that the net amounts received by registered Holders of the Notes after such withholding or deduction shall equal the respective amounts of principal and interest (or other amounts stated to be payable under the Notes) that would have been received in respect of the Notes in the absence of such withholding or deduction (“Additional Amounts”). Notwithstanding the foregoing, no such Additional Amounts shall be payable:
(1)  to, or to a third party on behalf of, a Holder who is liable for such taxes, duties, assessments or governmental charges in respect of such Note by reason of the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such Holder, if such Holder is an estate, a trust, a partnership, or a corporation) and the relevant Taxing Jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the Note or enforcement of rights under this Indenture and the receipt of payments with respect to the Note;
(2)in respect of Notes surrendered or presented for payment (if surrender or presentment is required) more than 30 days after the Relevant Date except to the extent that payments under such Note would have been subject to withholdings and the Holder of such Note would have been entitled to such Additional Amounts, on surrender of such Note for payment on the last day of such period of 30 days;
(3)to, or to a third party on behalf of, a Holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such Holder’s failure to comply, with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder (or of a fiduciary, settlor, beneficiary, member of shareholder of such holder, if such holder is an estate, a trust, a partnership, or a corporation), if (x) compliance is required by law or an applicable income treaty as a precondition to, exemption from, or reduction in the rate of, the tax, duty, assessment or other governmental charge and (y) the Issuer has given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification, documentation or other requirement;
(4)in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, duty, assessment or governmental charge, other than as provided in Section 4.20(i);
(5)in respect of any tax, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of (including premium) or interest on the Note;
(6)in respect of any tax imposed on overall net income or any branch profits tax; or
(7)in respect of any combination of the above.
(b)Notwithstanding anything to the contrary in this Section 4.20, none of the Issuer, the Guarantors, their respective successors, the Paying Agent or any other person shall be required to pay any Additional Amounts with respect to any payment in respect of any taxes imposed under Sections 1471 through 1474 of the Code, or any successor law or regulation implementing or complying with, or introduced in order to conform to, such sections, or imposed pursuant to any intergovernmental agreement or any agreement entered into pursuant to section 1471(b)(1) of the Code.
(c)No Additional Amounts shall be paid with respect to any payment on a Note to a Holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or beneficial owner been the Holder.
(d) Payments on the Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation.
(e)In the event that Additional Amounts actually paid with respect to the Notes are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Issuer.
(f)Any reference in this Indenture or the Notes to principal, interest or any other amount payable in respect of the Notes by the Issuer or the Note Guarantees by the Guarantors (or their successors) will be deemed also to refer to any Additional Amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this Section 4.20.
(g)Each of the Issuer and the Guarantors covenants that if any of the Issuer or the Guarantors, as applicable, is required under applicable law to make any deduction or withholding on payments of principal of or interest on the Notes for or on account of any tax, duty, assessment or other governmental charge, at least 10 days prior to the first payment date on the Notes and at least 10 days prior to each payment date thereafter where such withholding is required, the Issuer or the Guarantor, as applicable, shall furnish the Trustee and the Paying Agent with an Officer’s Certificate (but only if there has been any change with respect to the matters set forth in any previously delivered Officer’s Certificate) instructing the Trustee and the Paying Agent as to whether such payment of principal of or interest on the Notes shall be made without deduction or withholding for or on account of any tax, duty, assessment or other governmental charge, or, if any such deduction or withholding shall be required by the Taxing Jurisdiction, then such certificate shall: (i) specify the amount required to be deducted or withheld on such payment to the relevant recipient; (ii) certify that the Issuer or the Guarantor, as applicable, shall pay such deduction or withholding amount to the appropriate taxing authority and (iii) certify that the Issuer or the Guarantor, as applicable, shall pay or cause to be paid to the Trustee or the Paying Agent such Additional Amounts as are required by this Section 4.20.
(h) Each of the Issuer and the Guarantors (or their respective successors) will pay any Taxes required to be deducted or withheld pursuant to applicable law and will furnish to the Holders (with a copy to the Trustee), within 60 days after the date such payment is due, either certified copies of Tax receipts evidencing such payment, or, if such receipts are not obtainable, other evidence of such payments reasonably satisfactory to the Holders.
(i)The Issuer or the Guarantors, as applicable, will pay when due any present or future stamp, transfer, court or documentary Taxes or any other excise or property Taxes, charges or similar levies and any penalties, additions to Tax or interest due with respect thereto imposed by Chile, Florida, Brazil, the Cayman Islands, Colombia, Ecuador or Peru (or, in each case, any political subdivision or Governmental Authority thereof or therein having power to tax) with respect to the initial execution, delivery or registration of the Notes or any other document or instrument relating thereto.
(j)Each of the Issuer and the Guarantors agrees to indemnify the Trustee and the Paying Agent for, and to hold each harmless against, any loss, liability or expense reasonably incurred without bad faith on its part arising out of or in connection with actions taken or omitted by it in reliance on any Officer’s Certificate furnished pursuant to this Section 4.20 or any failure to furnish such a certificate.
(k)The obligations of the Issuer and the Guarantors pursuant to this Section 4.20 shall survive termination or discharge of this Indenture, payment of the Notes and/or resignation or removal of the Trustee or the Paying Agent.
Section 4.21.Business Activities; Frequent Flyer Program.
The Issuer will not, and will not permit any of its Restricted Subsidiaries to (a) engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole, or (b) create or acquire any new Frequent Flyer Program unless (i) the related Frequent Flyer Program Assets are owned by the Issuer or a Guarantor, and (ii) to the extent any such Frequent Flyer Program Assets consist of Pledged Receivables and would not have automatically been pledged and subject to a perfected first priority Lien pursuant to the Security Documents in existence as of the Issue Date, execute and deliver to the Collateral Trustee or the applicable Local Collateral Agent, as applicable (subject to the Guaranty and Security Principles) joinders or collateral supplements to the applicable Security Documents or new Security Documents to create or purport to create and perfect a first priority Lien (subject to Permitted Liens) in such assets in favor of the Collateral Trustee or applicable Local Collateral Agent, as applicable, for the benefit of the Secured Parties within 120 days of such creation or acquisition (or such later date as the Controlling Representative may agree in its sole discretion); provided that clause (b) shall not restrict the acquisition of any Non-Guarantor Acquired Airline so long as the Issuer and its Restricted Subsidiaries continue to operate any existing Frequent Flyer Programs consistent with past practice.
Section 4.22.Negative Pledge Clauses.
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into or become effective any agreement that prohibits or limits the ability of the Issuer or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Significant Assets, now owned or hereafter acquired, to secure its obligations under the Notes Documents to which it is a party other than (a) any Priority Lien Debt (so long as any prohibition or restriction in any documentation governing any Priority Lien Debt is not more restrictive in any material respect than this Indenture), including the Revolving Credit Agreement, this Indenture and the 2029 Notes Indenture (and any documentation governing any Permitted Refinancing Indebtedness in respect of the foregoing (and any successive Permitted Refinancing Indebtedness in respect thereof), so long as any such prohibition or restriction in such documentation is not more restrictive in any material respect than the documentation in respect of the Indebtedness being refinanced), (b) the Collateral Trust Agreement and the Local

Collateral Agency Agreements, (c) customary prohibitions and restrictions contained in any agreements governing any debt incurred pursuant to clause (8) of Section 4.07(a) or Aircraft Financing (including, without limitation, the RCF Loan Agreement and the Spare Engine Facility Loan Agreement); provided that any such prohibitions and restrictions only apply to the assets financed thereby or the property subject to such lease or arrangement or any interests or agreements related thereto, (d) any such prohibition or limitation in any co-branding agreement, partnering agreement, airline-to-airline frequent flyer program agreement or similar agreement, in each case relating to a Frequent Flyer Program; provided that (i) prior to entering into any new such agreement or arrangement, the Issuer shall use commercially reasonable efforts to have any such agreement not include any such prohibition or limitation and (ii) any such prohibition or limitation shall apply only with respect to the applicable agreement and the proceeds thereof, (e) subject to a Collateral Release Event, in respect of any contract arising in the ordinary course relating to the cargo business of the Issuer and its Restricted Subsidiaries, any prohibition or limitation in any such contract, and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such prohibition or limitation in any material respect; provided that (x) any such prohibition or limitation applies only with respect to the applicable agreement and the proceeds thereof and (y) in respect of any such receivables that would otherwise constitute Collateral, the Issuer shall use commercially reasonable efforts to have any such contract not include any such prohibition or limitation, (f) any agreement in effect at the time any Person becomes a Restricted Subsidiary of the Issuer; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Issuer, (g) customary prohibitions and limitations contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of the Issuer or a Restricted Subsidiary) pending such sale; provided that such prohibitions and limitations apply only to the Restricted Subsidiary that is to be sold (or the assets to be sold) and such sale is permitted (or not restricted) hereunder, (h) prohibitions and limitations under agreements evidencing or governing or otherwise relating to Indebtedness not restricted hereby of Restricted Subsidiaries that are not the Issuer or the Guarantors; provided that such prohibitions and limitations are only with respect to assets of such Restricted Subsidiaries, (i) any prohibition or limitation imposed by applicable law, regulation or order, or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority and (j) any customary prohibitions or limitations arising or agreed to in the ordinary course of business, arising under leases, licenses or other similar contractual arrangements and not relating to any Indebtedness, and that do not (i) restrict assets other than those subject to such leases, licenses or other arrangements or (ii) taken as a whole, materially diminish the value of the Collateral, in each case, as determined by Issuer in good faith.
Section 4.23.Restricted Distribution Clauses.
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuer to pay dividends or distributions or to dividend the proceeds of any Disposition of Significant Assets to the Issuer or another Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially of the Equity Interests or assets of such Restricted Subsidiary so long as such Disposition is not restricted hereby, (b) any agreement in effect at the time any Person becomes a Restricted Subsidiary of the Issuer; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Issuer, (c) provisions with respect to the Disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions not prohibited by this Indenture; provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject to such agreements, (d) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect on the date of such acquisition, which encumbrance or restriction is not applicable to any Person or the property or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired, (e) customary encumbrances or restrictions contained in Aircraft Financings (including, without limitation, the RCF Loan Agreement and the Spare Engine Facility Loan Agreement) or debt incurred pursuant to clause (8) of Section 4.07(a) to the extent such encumbrances and restrictions apply only to the property subject to such lease or arrangement and (f) any customary prohibitions or limitations arising or agreed to in the ordinary course of business, arising under leases, licenses or other similar contractual arrangements and not relating to any Indebtedness, and that do not (i) restrict assets other than those subject to such lease, license or other arrangements, (ii) taken as a whole, materially diminish the value of the Collateral or (iii) taken as a whole, materially affect the ability of Issuer or any Restricted Subsidiary to make future principal or interest payments on outstanding Indebtedness of Issuer or any Restricted Subsidiary, in each case, as determined by the Issuer in good faith.
Section 4.24.Significant Assets Ownership.
Subject to the provisions described (including the actions permitted) under Section 4.08 and Article 5, the Issuer and each Guarantor will continue to maintain its interest in and right to use all property and assets in its reasonable judgment necessary for the conduct of its business, taken as a whole. Each of the Issuer and the Guarantors shall use, operate and maintain the Significant Assets in the same manner and with the same care as shall be the case with similar assets owned by such Issuer or Guarantor without discrimination.
Section 4.25.Insurance.
The Issuer and Guarantors shall:
(a)keep all Significant Assets that constitute tangible property insured at all times against such risks, including risks insured against by extended coverage, as is prudent and customary in each case with companies of the same or similar size in the same or similar businesses and predominately operating in the same jurisdictions as the Issuer and Guarantors;
(b)maintain such other insurance or self-insurance as may be required by law; and
(c)with respect to any Significant Assets (including, for the avoidance of doubt, each Subsidiary of the Issuer whose Equity Interests have been pledged as Collateral), by the time specified in Schedule 4.5 to the Pledge and Security Agreement, (i) ensure that general property insurance and general liability insurance policies are endorsed to the Collateral Trustee’s reasonable satisfaction for the benefit of the Collateral Trustee (including, without limitation, by naming the Collateral Trustee as certificate holder, mortgagee and loss payee or additional insured) and (ii) ensure that such endorsements shall state that such insurance policies shall not be cancelled or materially adversely changed without at least thirty (30) days’ prior written notice thereof, except in the case of a cancellation or material adverse change resulting from war, which shall require at least seven (7) days’ prior written notice thereof, by the respective insurer to the Collateral Trustee.
Section 4.26.Release of Collateral Upon Collateral Release Event.
(a)At the Issuer’s request, the Lien on any Supplemental Collateral (either all or a portion thereof, and including after-acquired assets of that type or category) will be released (any such release, a “Collateral Release Event,” and the released assets subject of a Collateral Release Event, the “Released Assets”); provided that in each case, the following conditions are satisfied or waived:
(1)As of the calculation date set forth in the Collateral Release Event Notice (which shall be considered a Reference Date for the purposes of this calculation), the Asset Coverage Test (calculated based on an Appraised Value of the Coverage Assets (after giving effect to such Collateral Release Event) delivered to the Trustee and the Collateral Trustee no more than 120 days prior to such calculation date) is satisfied on a Pro Forma Basis;
(2)the Released Assets shall no longer secure any Priority Lien Debt or Junior Lien Indebtedness (including after any concurrent release of Liens on such Released Assets securing such Priority Lien Debt or Junior Lien Indebtedness, as permitted pursuant to the Priority Lien Documents and the Junior Lien Documents);
(3)no release of Permanent Collateral shall be permitted;
(4)no Event of Default shall have occurred and be continuing or would result from such Collateral Release Event; and
(5)the Issuer shall deliver an Officer’s Certificate to the Trustee and the Collateral Trustee certifying that the foregoing conditions have been satisfied (the “Collateral Release Event Notice”), which Collateral Release Event Notice shall include (A) the calculation date as of which the Asset Coverage Test was measured, (B) a reasonably detailed description of the basis for the calculation of the Asset Coverage Test, (C) a description of the Released Assets and (D) a representation that the conditions thereto have been satisfied.
(b)Upon the occurrence of a Collateral Release Event, (i) any Guarantor that holds no Significant Assets (after giving effect to such Collateral Release Event) other than (A) Released Assets in respect of such Collateral Release Event, (B) intercompany and third-party loans, (C) any Cargo Business Assets relating to the portion of the cargo business of the Issuer and its Restricted Subsidiaries for which such Released Assets are used or in the jurisdiction in which such Released Assets are located, in each case as determined in good faith by the Issuer, and/or (4) directly or indirectly, Equity Interests in Subsidiaries whose Significant Assets (after giving effect to such Collateral Release Event) consist only of the foregoing clauses (A), (B) and/or (C), shall be automatically released from all Obligations under its Note Guarantee and (ii) the Liens on the Equity Interests in such Guarantor shall be a Released Asset and shall be released and no longer be part of the Collateral.

(c)Upon the receipt of a Collateral Release Event Notice in respect of any Released Assets, the Collateral Trustee shall, subject to Sections 10.05 and 12.03, at the sole cost and expense of the Issuer and without recourse or warranty, without further instructions or notices from the Controlling Representative, the Trustee or any other Priority Lien Representative or Junior Lien Representative, or otherwise, undertake any and all actions and deliver any other notices or instructions required to implement or evidence the releases set forth in Section 4.26(b) including, without limitation, (i) executing any amendments to the Collateral Trust Agreement, the Pledge and Security Agreement, any other Security Document and any related documents reasonably requested by the Issuer, (ii) promptly filing or authorizing the filing of, executing and delivering, as applicable, to the Issuer, for filing by the Issuer, all UCC-3 amendment statements and similar documents, including Intellectual Property releases, that the Issuer shall reasonably request in the Collateral Release Event Notice to evidence the release of the Collateral Trustee’s Lien on the Released Assets and (iii) performing such other actions reasonably requested by the Issuer to effect such release of the Released Assets, including delivery of certificates, securities and instruments and instructing the Local Collateral Agents to undertake any and all actions (including executing any applicable amendments to the Security documents, and recording any applicable local filings) to implement or evidence such release. Any execution and delivery of documents pursuant to this Section 4.26(c) shall be without recourse to or representation or warranty by the Collateral Trustee or any Secured Party. Without limiting the provision of this Section 4.26(c), the Issuer shall reimburse (or cause to be reimbursed) the Collateral Trustee in accordance with the Priority Lien Documents for all reasonable and documented fees, out-of-pocket costs and expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 4.26(c). For the avoidance of doubt and notwithstanding anything provided for in this Section 4.26(c), a security interest and Lien shall continue in any Proceeds, products, rents and profits of any of the foregoing Collateral in respect of which the security interest has been released.
(d)Upon a Collateral Release Event, (i) if any Released Assets include Cargo Business Assets, the “Coverage Assets” shall no longer include any such Released Assets or any Cargo Business Assets relating to the portion of the cargo business of the Issuer and its Restricted Subsidiaries for which such Released Assets are used or in the jurisdiction in which such Released Assets are located, in each case as determined in good faith by the Issuer and (ii) if any Released Assets include Pledged SGR, the “Coverage Assets” shall no longer include any such Released Assets.
(e)For the avoidance of doubt, the Issuer may send multiple Collateral Release Event Notices, and there can be multiple Collateral Release Events.
Article 5

SUCCESSORS
Section 5.01.Merger, Consolidation, or Sale of Assets.
(a)None of the Issuer or any of its Restricted Subsidiaries (whichever is applicable, the “Subject Company”) shall, directly or indirectly, (i) consolidate or merge with or into another Person (whether or not such Subject Company is the surviving Person) or (ii) Dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; provided that:

(1)this Section 5.01(a) shall not restrict the foregoing actions by the Issuer if:
(A)(x) the Issuer is the surviving Person or (y) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such Disposition has been made is an entity organized or existing under the laws of a Specified Jurisdiction, and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;
(B)the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such Disposition has been made assumes all the obligations of the Subject Company under the Notes Documents by operation of law (if the surviving Person is the Issuer) or pursuant to Section 4.13 or otherwise pursuant to a supplemental indenture and such amendments or supplements to the Security Documents as are necessary to effect such assumption;
(C)immediately after such transaction, no Default or Event of Default exists;
(D)with respect to any merger or consolidation by the Issuer with any Guarantor or any Disposition by the Issuer, after giving effect thereto, the interests of the holders in respect of the Collateral are not adversely affected; and
(E)the Subject Company shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger or Disposition complies with the applicable provisions of this Indenture;
(2)any Restricted Subsidiary of the Issuer that is not the Issuer or a Guarantor may consolidate or merge with or into the Issuer or a Guarantor or Dispose of all or substantially all of its properties to the Issuer or a Guarantor so long as, with respect to any consolidation or merger either (A) such Issuer or Guarantor is the surviving Person or (B) (1) the Person formed or surviving any such consolidation (if other than such Issuer or Guarantor) is an entity organized or existing under the laws of a Specified Jurisdiction and (2) the Person formed by or surviving any such consolidation or merger assumes all the obligations of such Issuer or Guarantor under the Notes Documents by operation of law or pursuant to Section 4.13 or otherwise pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Trustee;
(3)any Guarantor may consolidate or merge with or into either Issuer or any Guarantor or Dispose of all or substantially all of its properties to either Issuer or another Guarantor so long as (x) after giving effect thereto, the interests of the holders in respect of the Collateral are not adversely affected and (y) in the case of any Disposition, the transferee is the Issuer or a Guarantor and the transferee is either (1) in the same jurisdiction as the transferor, (2) a Specified Jurisdiction or (3) another jurisdiction reasonably satisfactory to the Controlling Representative;
(4)any Restricted Subsidiary that is not the Issuer or a Guarantor may consolidate or merge with or into any other Restricted Subsidiary that is not the Issuer or a Guarantor or Dispose of all or substantially all of its properties to a Restricted Subsidiary that is not the Issuer or a Guarantor; provided that (x) with respect to any consolidation or merger between a Restricted Subsidiary whose Equity Interests constitute Collateral and a Restricted Subsidiary whose Equity Interests do not constitute Collateral, the Restricted Subsidiary whose Equity Interests constitute Collateral shall be the surviving Person and (y) no Subsidiary whose Equity Interests constitute Collateral may Dispose of all or substantially all of its properties to a Restricted Subsidiary whose Equity Interests do not constitute Collateral, unless, in each case, under (x) and (y), (1) such Equity Interests of the applicable Restricted Subsidiary (the “Subject Entity”) that do not constitute Collateral as of the date of such consolidation or merger are promptly pledged as Collateral on or following the consummation of such consolidation or merger and (2) the Subject Entity is organized in a Security Jurisdiction (as defined in the Guaranty and Security Principles) or a different jurisdiction reasonably satisfactory to the Controlling Representative;
(5)any Permitted Investment may be structured as a merger or consolidation (provided that (x) if the Issuer is a party to such merger or consolidation, such Issuer shall be the surviving Person thereof, (y) if the Issuer or a Guarantor is a party to such merger or consolidation, such Issuer or Guarantor shall be the surviving Person thereof and (z) if a Restricted Subsidiary that is not the Issuer or a Guarantor is a party to such merger or consolidation, such Restricted Subsidiary shall be the surviving Person thereof);
(6)any merger, consolidation, dissolution or liquidation, in each case, not involving the Issuer, may be effected for the purposes of effecting a Disposition permitted by this Indenture; and
(7)the dissolution of any Restricted Subsidiary (that is not the Issuer or a Guarantor) with no or de minimis assets is permitted.
Section 5.02.Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of clauses (1) and (2) of Section 5.01(a), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture and the other Notes Documents referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Indenture and the other Notes Documents with the same effect as if such successor Person had been named as such Subject Company herein and therein; provided, however, that the predecessor Subject Company (in the case of the Issuer), if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Notes except in the case of a sale of all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of clause (1) of Section 5.01(a).
Article 6

DEFAULTS AND REMEDIES
Section 6.01.Events of Default.
Each of the following is an “Event of Default” with respect to the Notes:

(1)default in the payment of any installment of interest (including Special Interest, if any) on the Notes for 30 days after becoming due and payable;
(2)default in the payment of principal of or premium, if any, on the Notes when they become due and payable at their Stated Maturity, upon redemption, by declaration or otherwise;
(3)failure by the Issuer or any Guarantor to comply with the provisions of Sections 4.12 or 5.01 hereof;
(4)failure by the Issuer or any Guarantor to observe or perform any covenant or agreement in the Notes Documents applicable to the Notes, which continues for a period of 60 days after the notice specified in this Section 6.01;
(5)(a) the Issuer or any Guarantor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (b) the Issuer or any Guarantor shall default in making any payment in respect of any Material Indebtedness outstanding under one or more agreements of the Issuer or a Guarantor, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with;
(6)failure by the Issuer or any of its Restricted Subsidiaries to pay judgments by a court or courts of competent jurisdiction aggregating in excess of [*] (determined net of amounts covered by insurance policies issued by creditworthy insurance companies), which judgments are not paid, discharged or stayed for a period of sixty (60) days;
(7)except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor denies or disaffirms in writing its obligations under such Note Guarantee;
(8)(a) any material provision of any Notes Document ceases to be valid and binding obligations of the Issuer or any applicable Guarantor party thereto, or the Issuer or any applicable Guarantor party thereto shall so assert in any pleading filed in any court, (b) the Issuer or any other Person contests in writing the validity or enforceability of any provision of any Notes Document; or the Issuer denies in writing that it has any or further liability or obligation under any Notes Document, or purports in writing to revoke, terminate or rescind the Notes, this Indenture or any Security Document, or (c) the Liens on any material portion of the Collateral intended to be created by the Notes Documents shall cease to be or shall not be a valid and perfected Lien having the priorities required by this Indenture or by the Collateral Trust Agreement, the Junior Lien Intercreditor Agreement or any other Intercreditor Agreement, as applicable (except as permitted by the terms of this Indenture or such Security Documents);
(9)the Issuer, any Guarantor or any Significant Subsidiary of the Issuer pursuant to or within the meaning of Bankruptcy Law:
(A)commences a voluntary case,
(B)consents to the entry of an order for relief against it in an involuntary case,

(C)consents to the appointment of a custodian of it or for all or substantially all of its property,
(D)makes a general assignment for the benefit of its creditors, or
(E)generally is not paying its debts as they become due; and
(10)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)is for relief against the Issuer, any Guarantor or any Significant Subsidiary of the Issuer in an involuntary case;
(B)appoints a custodian of the Issuer, any Guarantor or any Significant Subsidiary of the Issuer; or
(C)orders the liquidation of the Issuer, any Guarantor or any Significant Subsidiary of the Issuer;
and the order or decree remains unstayed and in effect for 60 consecutive days;
Notwithstanding the foregoing, any time period set forth above to cure any actual or alleged default or Event of Default may be extended or stayed by a court of competent jurisdiction.
A Default under clause (4) of Section 6.01 above will not constitute an Event of Default with respect to the Notes until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer and the Trustee of the Default (such notice being a “Notice of Default”) and the Issuer (or the applicable Guarantor, as the case may be) does not cure such Default within 60 days after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
Section 6.02.Acceleration.
In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof, with respect to the Issuer, any Guarantor or any Significant Subsidiary of the Issuer, the principal of and premium, if any, and accrued and unpaid interest (including Special Interest, if any) on all outstanding Notes will become due and payable immediately without any declaration or further action or notice on the part of the Trustee or any Holder. If any other Event of Default occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), declare all the Notes to be due and payable immediately.
Upon any such declaration, the principal of and premium, if any, and accrued and unpaid interest (including Special Interest, if any) on the Notes shall become due and payable immediately.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest (including Special Interest, if any) on, the Notes, if the rescission would not conflict with any judgment or decree and if all Events of Default with respect to the Notes, other than the non-payment of principal or interest which have become due solely by such acceleration, have been cured or waived.
If the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case as a result of an Event of Default (including, but not limited to, an Event of Default specified in clause (9) or (10) of Section 6.01 (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the amount that shall then be due and payable shall be equal to:
(1)(i) 100% of the principal amount of the Notes then outstanding plus the Applicable Premium in effect on the date of such acceleration or (ii) the applicable redemption price as set forth in Section 3.07(d) in effect on the date of such acceleration, as applicable, plus
(2)accrued and unpaid interest, if any, to, but excluding, the date of such acceleration, in each case as if such acceleration were an optional redemption pursuant to Section 3.07 of the Notes so accelerated.
Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, as a result of an Event of Default (including, but not limited to, an Event of Default specified in clause (9) or (10) of Section 6.01 (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the Applicable Premium or the amount by which the applicable redemption price exceeds the principal amount of the Notes (the “Redemption Price Premium”), as applicable, with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed on the date of such acceleration and shall constitute part of the Obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. If the Applicable Premium or the Redemption Price Premium, as applicable, becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium or the Redemption Price Premium, as applicable) from and after the applicable triggering event, including in connection with an Event of Default specified in clause (9) or (10) of Section 6.01. Any premium payable pursuant to this Section 6.02 shall be presumed to be liquidated damages sustained by each Holder of Notes as the result of the acceleration of the Notes, and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE ISSUER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING

PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent they may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Holders of Notes and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this Section 6.02. The Issuer and the Guarantors expressly acknowledge that their agreement to pay the premium to the Holders of Notes as herein described is a material inducement to the Holders of Notes to purchase the Notes.
Section 6.03.Other Remedies.
If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest (including Special Interest, if any) on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default with respect to the Notes shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04.Waiver of Past Defaults.
Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest (including Special Interest, if any) on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences pursuant to Section 6.02 hereof. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05.Control by Majority.
Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect of the Notes or exercising any trust or power conferred to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the

Trustee has no duty to determine if any directed action is prejudicial to any Holder). Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.
Section 6.06.Limitation on Suits.
Except to enforce the right to receive payment of principal, premium, if any, or interest (including Special Interest, if any) when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
(1)an Event of Default has occurred and is continuing with respect to the Notes, and such Holder has given the Trustee prior written notice that an Event of Default with respect to the Notes is continuing;
(2)Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)such Holder or Holders of Notes offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)the Trustee does not comply with the request within 60 days after receipt of the request and the offer or provision of security or indemnity; and
(5)during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.
A Holder of Notes may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not actions or forbearances by a Holder would prejudice the rights of another Holder or result in a preference of priority over another Holder).
Section 6.07.Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on the Note (including Special Interest, if any), on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08.Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing with respect to the Notes, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest (including Special Interest, if any) remaining unpaid on, the Notes and interest (including Special Interest, if any) on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Trustee, their agents and counsel.
Section 6.09.Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Trustee, their agents and counsel) and the Holders of Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders of Notes, to pay to the Trustee and Collateral Trustee any amount due to each of them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Trustee, their agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof and the Collateral Trustee under Section 12.05 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Trustee, their agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof and the Collateral Trustee under Section 12.05 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders of Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10.Priorities.
Subject to the Collateral Trust Agreement and the Intercreditor Agreements, if, in connection with any Event of Default or acceleration of the Notes, the Trustee collects any money pursuant to this Article 6 or, while an Event of Default with respect to the Notes is continuing, any other money or property distributable in respect of the obligations of the Issuer or any Guarantor under this Indenture, it shall pay out the money in the following order:
First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including, as applicable, payment of all reasonable compensation, out-of-pocket expenses and liabilities incurred, and all advances made, by the Trustee and the costs and reasonable out-of-pocket expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest (including Special Interest, if any), ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest (including Special Interest, if any), respectively; and
Third: to the Issuer, the Guarantors, if applicable, or to such party as a court of competent jurisdiction shall direct.
The Trustee, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11.Undertaking for Costs
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
Article 7

TRUSTEE
Section 7.01.Duties of Trustee.
(a)If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default:
(1)the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)in the absence of negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.
However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(1)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(2)the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof or in accordance with the direction of a majority in aggregate principal amount of Notes outstanding relating to the exercise of any right or power of the Trustee under this Indenture.
(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), and (e) of this Section 7.01.
(e)No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders of Notes, unless such Holder has offered, and if requested, provided to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
(f)The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)The Trustee is hereby authorized to execute the Collateral Trust Agreement, the Local Collateral Agency Agreements, any Intercreditor Agreements and any other Security Document to which it may be a party and perform its obligations in accordance with their terms, and whether or not expressly stated therein, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to the Trustee’s execution and performance of each such agreement.
(h)At any time that the Trustee is the Controlling Representative, the Trustee shall be entitled to act or refrain from acting in accordance with direction from a majority of aggregate principal amount of the Notes, and shall have no obligation to take any discretionary action or make any determination in the absence of such direction, accompanied by, if requested, indemnity or security satisfactory to the Trustee.
Section 7.02.Rights of Trustee.
(a)The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.
(f)Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate.
(g)The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of Notes unless such Holders of Notes have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
(h)In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
(j)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the other Note Documents and by the Collateral Trustee.
(k)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(l)The permissive rights of the Trustee enumerated herein and in the other Note Documents shall not be construed as duties.
Section 7.03.Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent and the Collateral Trustee may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04.Trustee’s Disclaimer.
The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Note Guarantees, the Security Documents or the Collateral, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Offering Memorandum, the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein. Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Trustee will not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto (except as required under applicable law), and neither the Trustee nor the Collateral Trustee will be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Trustee will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Trustee will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.
Section 7.05.Notice of Defaults.
If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within the later of 90 days after it occurs and promptly after obtaining knowledge thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest (including Special Interest, if any) on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of Notes.
Section 7.06.Compensation and Indemnity.
(a)The Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)The Issuer and the Guarantors, jointly and severally, will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the other Notes Documents, including the costs and expenses of enforcing this Indenture and the other Notes Documents against the Issuer or any Guarantor (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its own negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel, and the Issuer will pay the reasonable fees and expenses of such counsel. The Issuer shall not pay for any settlement made without its consent, which consent will not be unreasonably withheld.
(c)The obligations of the Issuer under this Section 7.06 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
(d)To secure the Issuer’s payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. The Trustee’s rights to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or Indebtedness of the Issuer.
(e)When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.07.Replacement of Trustee.
(a)A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.
(b)The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
(1)the Trustee fails to comply with Section 7.09 hereof;
(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)a custodian or public officer takes charge of the Trustee or its property; or
(4)the Trustee becomes incapable of acting.
(c)If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.
(d)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(e)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(f)A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders of Notes. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.
Section 7.08.Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 7.09.Eligibility; Disqualification.
There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
Article 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01.Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution accompanied by an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02.Legal Defeasance and Discharge.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02 with respect to the Notes, the Issuer and each Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all its other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(1)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest (including Special Interest, if any) or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
(2)the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;
(3)the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and each Guarantor’s obligations in connection therewith; and
(4)this Article 8.
Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 with respect to the Notes notwithstanding the prior exercise of its option under Section 8.03 hereof with respect to the Notes.
Section 8.03.Covenant Defeasance.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 with respect to the Notes, the Issuer and each Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.06, 4.07, 4.08, 4.09, 4.10, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.21, 4.22, 4.23, 4.24, 4.25 and 4.26 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any determination of the Asset Coverage Ratio or Total Asset Coverage Ratio, or any direction, waiver, consent or declaration or act of Holders of Notes (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that the Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, and Note Guarantees in respect thereof, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof with respect to the Notes, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 with respect to the Notes, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (with respect to the covenants defeased), 6.01(4) (with respect to the covenants defeased), 6.01(5), 6.01(6), 6.01(7) and 6.01(8) hereof will not constitute Events of Default with respect to the Notes.
Section 8.04.Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof with respect to the Notes:
(1)the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof (together with any proceeds or other return thereon while held on deposit, a “Redemption Deposit”), in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest (including Special Interest, if any) on, the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;
(2)in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default with respect to Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;
(6)the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and
(7)the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Upon a Legal Defeasance or Covenant Defeasance with respect to the Notes, the Collateral Trustee will cease to be a party to the Security Documents on behalf of the Holders of Notes, and the Collateral will no longer secure the Notes (and the Notes shall no longer be Priority Lien Debt). The Collateral will be so released from the Liens securing the Notes (as to which a Legal Defeasance or Covenant Defeasance has occurred) in accordance with applicable requirements in the Collateral Trust Agreement, and each of the Trustee and Collateral Trustee will promptly provide any documents or releases reasonably requested by the Issuer to evidence any such release.
Section 8.05.Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) (as the applicable Redemption Deposit) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest (including Special Interest, if any), but such money need not be segregated from other funds except to the extent required by law.
The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against any Redemption Deposit deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer all or any applicable portion of Redemption Deposit held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), is in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance in respect of the Notes.

Section 8.06.Repayment to Issuer.
Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on (including Special Interest, if any), any Note and remaining unclaimed for two years after such principal, premium, if any, or interest (including Special Interest, if any) has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.
Section 8.07.Reinstatement.
If the Trustee or Paying Agent is unable to apply a Redemption Deposit in accordance with Section 8.02 or 8.03 hereof with respect to Notes, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantor’s obligations under the Notes, and this Indenture and the Note Guarantees, will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such Redemption Deposit in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest (including Special Interest, if any) on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from such Redemption Deposit held by the Trustee or Paying Agent.
Article 9

AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01.Without Consent of Holders of Notes.
Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors, the Trustee, Collateral Trustee and the Local Collateral Agents, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees and the Security Documents without the consent of any Holder of the Notes:
(1)to surrender any right or power conferred upon the Issuer or the Guarantors, to add to the covenants such further covenants, restrictions, conditions or provisions for the protection of the Holders of the Notes and to make the occurrence, or the occurrence and continuance, of a default in respect of any such additional covenants, restrictions, conditions or provisions a Default or an Event of Default under this Indenture; provided, however, that with respect to any such additional covenant, restriction, condition or provision, such amendment may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other Defaults, may provide for an immediate enforcement upon such Default, may limit the remedies available to the Trustee upon such Default or may limit the right of Holders of a majority in aggregate principal amount of the Notes to waive such default;
(2)to cure any ambiguity, defect or inconsistency;
(3)to provide for uncertificated Notes in addition to or in place of certificated Notes;
(4)to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;
(5)to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;
(6)to conform the text of any of the Notes Documents to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture or any of the Security Documents, as determined in good faith by an Officer of the Issuer and set forth in an Officer’s Certificate to that effect;
(7)to enter into additional or supplemental Security Documents or provide for additional Collateral;
(8)to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or to release Collateral in accordance with the terms of this Indenture and the Security Documents;
(9)to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture;
(10)to provide for a successor Trustee, Collateral Trustee or Local Collateral Agent; or
(11)to allow any Guarantor (or Subsidiary of the Issuer so becoming a Guarantor) to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.
Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.05 hereof, the Trustee and the Collateral Trustee will join with the Issuer and each Guarantor in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Collateral Trustee will be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.With Consent of Holders of Notes.
Except as provided below in this Section 9.02, the Issuer, the Guarantors, the Trustee, the Collateral Trustee and the Local Collateral Agents, as applicable, may amend or supplement this Indenture (including, without limitation, Sections 3.11, 4.08 and 4.12 hereof), the Notes and the Note Guarantees in respect thereof and the Security Documents with the consent of the Issuer and the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest (including Special Interest, if any) on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees in respect thereof may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Collateral Trustee of evidence satisfactory to the Trustee of the consent of the applicable Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.05 hereof, each of the Trustee and the Collateral Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s and/or the Collateral Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Collateral Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes or the Note Guarantees in respect thereof. However, without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.11, 4.08 and 4.12 hereof);
(3)reduce the rate of or change the time for payment of interest, including default interest or Special Interest, on any Note;
(4)waive a Default or Event of Default in the payment of principal of, or premium on, if any, or interest (including the payment of Special Interest, if any, when due) on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(5)make any Note payable in money other than that stated in the Notes;
(6)make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium on, if any, or interest (including the payment of Special Interest, if any, when due) on, the Notes;
(7)waive a redemption payment with respect to any Note (other than a payment required by Sections 3.11, 4.08 and 4.12 hereof);
(8)make any change to the percentage of principal amount of Notes the Holders of which must consent to an amendment or waiver;
(9)except as provided under Article 8 hereof, or in connection with a consolidation, merger or conveyance, transfer or lease of assets pursuant to this Indenture, release any Guarantor from its obligations under its Note Guarantee (other than as provided in Section 10.05) or make any change in the Note Guarantee that would adversely affect such Holder; or
(10)make any change in the preceding amendment and waiver provisions.
Any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes, of releasing all or substantially all of the Note Guarantees or of altering the relative priority of the Liens in favor of the holders of Priority Lien Debt or subordinating (in payment or lien priority) the Notes in security or contractual right of payment to any senior indebtedness will require the consent of Holders of at least 75% in aggregate principal amount of Notes then outstanding.
Section 9.03.Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
Section 9.04.Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.05.Trustee to Sign Amendments, etc.
Each of the Trustee and the Collateral Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors approve it. In executing any amended or supplemental indenture, each of the Trustee and the Collateral Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
Article 10

NOTE GUARANTEES
Section 10.01.Guarantee.
(a)Subject to the provisions of this Article 10, each Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to each of the Trustee and Collateral Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:
(1)the principal of, premium, if any, and interest (including Special Interest, if any) on, the Notes will be promptly Paid in Full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders of Notes, the Trustee or the Collateral Trustee hereunder or thereunder will be promptly Paid in Full or performed, all in accordance with the terms hereof and thereof; and
(2)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly Paid in Full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, each Guarantor will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)To the extent permitted by applicable law, each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(c)If any Holder, the Trustee or the Collateral Trustee is required by any court or otherwise to return to the Issuer, any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by either to the Trustee, the Collateral Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders of Notes in respect of any obligations guaranteed hereby until Payment in Full of all obligations (other than contingent obligations) guaranteed hereby. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders of Notes and the Trustee and the Collateral Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by such Guarantor for the purpose of this Note Guarantee. Each Guarantor will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders of Notes under the Note Guarantee.
Section 10.02.Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders of Notes, the Collateral Trustee and each Guarantor hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.
Section 10.03.Execution and Delivery of Note Guarantee.
To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture or a supplemental indenture in substantially the form of Exhibit D attached hereto shall be executed on behalf of such Guarantor by one of its Officers by manual, electronic or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates any Note, the Note Guarantee will be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.
Section 10.04.Guarantors May Consolidate, etc., on Certain Terms.
Except as otherwise provided in Article 5 and Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless either:
(1)subject to Article 5 and Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under the Note Guarantees and this Indenture on the terms set forth herein or therein, pursuant to a supplemental indenture; or
(2)subject to Article 5, the net proceeds of such sale or other disposition, if any, are applied in accordance with the applicable provisions of this Indenture.
Subject to Article 5, in case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and the Collateral Trustee and satisfactory in form to the Trustee and the Collateral Trustee, of the Note Guarantee with respect to the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor Person will succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as a Guarantor. The Note Guarantee of such successor Person will in all respects have the same legal rank and benefit under this Indenture as the Note

Guarantee theretofore issued in accordance with the terms of this Indenture as though such Note Guarantee had been issued at the date of the execution hereof.
Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (1) and (2) of this Section 10.04, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.
Section 10.05.Releases.
(a)On and after the Issue Date, each Guarantor (and, in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, the corporation acquiring such property) will be released from all obligations under its Note Guarantee upon:
(1)(A) any sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of Capital Stock of any Guarantor such that after giving effect to such sale or other Disposition such Guarantor is no longer a Subsidiary, in each case to a Person that is not (either before or after giving effect to such transactions) the Issuer or a Guarantor (and excluding the merger or consolidation of such Guarantor with or into the Issuer or another Guarantor), and in each case, in a transaction permitted in accordance with the terms of this Indenture;
(A)designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture;
(B)the election by the Issuer to (1) cause a Designated Guarantor to be an Excluded Subsidiary (provided that such Designated Guarantor is either an Excluded Aircraft Subsidiary or does not own any Significant Assets at such time of election (other than pursuant to the thresholds set forth in clause (g) of the definition of “Excluded Subsidiary”)) or (2) cause any Guarantor that becomes a Guarantor after the Issue Date to be an Excluded Subsidiary pursuant to the thresholds set forth in clause (g) of the definition of “Excluded Subsidiary”);
(C)Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance Article 11 hereof; or
(D)a Collateral Release Event pursuant to Section 4.26; and
(2)the delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel stating that such transaction or release was made in accordance with the provisions of this Indenture.
(b)Upon the delivery of an Officer’s Certificate and Opinion of Counsel, the Trustee, the Collateral Trustee and the Local Collateral Agents, as applicable, will use commercially reasonable efforts to execute and deliver any documents reasonably requested by the Issuer or any such Guarantor and at the sole cost and expense of the Issuer, in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest (including Special Interest, if any) and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.
Article 11

SATISFACTION AND DISCHARGE
Section 11.01.Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)either:
(A)all such Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or
(B)all such Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest (including Special Interest, if any) on, such Notes to the date of maturity or redemption;
(2)in respect of Section 11.01(1)(B), no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);
(3)the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and
(4)the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Upon the satisfaction and discharge of this Indenture pursuant to this Article 11, the Collateral Trustee will cease to be a party to the Security Documents on behalf of the Holders of the Notes, and the Collateral will no longer secure the Notes.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.06 or Section 12.05 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 11.02.Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any), interest (including Special Interest, if any) and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, interest (including Special Interest, if any) or Additional Amounts, if any, on, any Notes because of the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
Article 12

COLLATERAL AND SECURITY
Section 12.01.Security Interest.
The due and punctual payment of the principal of, premium (if any), interest and Special Interest, if any, and Additional Amounts, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any), interest and Special Interest, if any, and Additional Amounts, if any, on the Notes and

performance of all other obligations of the Issuer to the Holders of Notes, the Trustee, the Collateral Trustee and the Local Collateral Agents, according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the Collateral Trust Agreement, any Junior Lien Intercreditor Agreement, any other Intercreditor Agreement and the provisions of the Security Documents providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and appoints Wilmington Trust, National Association as the Trustee and as the Collateral Trustee and appoints each Local Collateral Agent pursuant to the terms of the Local Collateral Agency Agreements, and each Holder and the Trustee direct the Collateral Trustee and the Local Collateral Agents to enter into or become parties to the Security Documents (including, without limitation, the Collateral Trust Agreement, the Local Collateral Agency Agreements, any Junior Lien Intercreditor Agreement and any other Intercreditor Agreement) and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith. The Issuer consents and agrees to be bound by the terms of the Security Documents (including, without limitation, the Collateral Trust Agreement, the Local Collateral Agency Agreements, any Junior Lien Intercreditor Agreement and any other Intercreditor Agreement), as the same may be in effect from time to time, and agree to perform their obligations thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered by the Issuer to the Collateral Trustee pursuant to the Security Documents, if applicable, and will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents, to assure and confirm to the Collateral Trustee the security interest in the Collateral contemplated by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes. The Issuer will take, and will cause its Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Priority Lien Obligations, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Collateral Trustee for the benefit of the Holders of Notes and holders of other Priority Lien Obligations, to the extent required by, with the Lien priority required under, and subject to the qualifications set forth within, the Priority Lien Documents.
Notwithstanding anything to the contrary in any Priority Lien Document or any Security Document, the Issuer and Guarantors shall not be required to record any leasehold interests, make any fixture filings, or make any other real property recordings or filings, or other actions in connection with the perfection of real property interests in any jurisdiction, in each case, in connection with the Lien on any Gate Leaseholds (to the extent characterized as interests in real property) that are included in the Collateral.
Section 12.02.Collateral Trust Agreement.
This Article 12 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement and each Local Collateral Agency Agreement. The Issuer consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement and each Local Collateral Agency Agreement, as the same may be in effect from time to time, and to perform their obligations thereunder in accordance with the terms therewith.
Section 12.03.Release of Liens in Respect of the Notes.
The Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged with respect to all the Notes:
(1)upon satisfaction and discharge of this Indenture in accordance with Article 11;
(2)upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8;
(3)upon a Collateral Release Event with respect to the applicable Released Assets pursuant to Section 4.26;
(4)upon Payment in Full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are Paid in Full and discharged; and
(5)in whole or in part, with the consent of the Holders of the requisite percentage of Notes or Notes, as applicable, in accordance with Article 9.
In addition, the Collateral Trustee’s Liens on the Collateral will be released upon the terms and subject to the conditions set forth in Section 4.1 of the Collateral Trust Agreement. In the event the Issuer reasonably requests that the Collateral Trustee take any actions or execute any documents in order to evidence the automatic release of the Priority Liens on any Collateral, the Collateral Trustee will take such actions or execute such documents upon, among other things, the receipt of an Officer’s Certificate stating that the release of the Priority Liens are authorized and permitted under the Collateral Trust Agreement and the applicable Priority Lien Documents.
Section 12.04.After-Acquired Property.
After the Issue Date, if property that is required to be Collateral is acquired by the Issuer or any Guarantor (including property of a Person that becomes a new Issuer or Guarantor pursuant to Section 4.13 hereof) that is not automatically subject to a perfected security interest under the Security Documents, then such Issuer or Guarantor will promptly (and in any event within forty-five (45) calendar days following of such acquisition, termination, release or other applicable event, or such later date as the Controlling Representative may agree in its sole discretion) provide a first priority Lien, as applicable, over such property (or, in the case of a new Issuer or Guarantor, such of its property) in favor of the Collateral Trustee or a Local Collateral Agent, as applicable, and deliver any filings, pledges, instruments or documents certificates in respect thereof, all as and to the extent required by this Indenture or the Security Documents, in each case subject to Permitted Liens.

Section 12.05.Collateral Trustee.
(a)The Collateral Trustee holds (directly or through co-trustees or agents, including each Local Collateral Agent, where applicable) and is directed by each Holder to so hold, and is entitled to enforce on behalf of the holders of Priority Lien Obligations and Junior Lien Obligations (if any and to the extent applicable), all Liens on the Collateral created by the Security Documents for their benefit, subject to the provisions of the Collateral Trust Agreement and the Intercreditor Agreements and the Security Documents.
(b)Neither the Issuer nor its Affiliates may serve as Collateral Trustee (or as a Local Collateral Agent).
(c)Except as provided in the Collateral Trust Agreement or as directed by the Controlling Representative in accordance with the Collateral Trust Agreement, the Collateral Trustee will not be obligated:
(1)to act upon directions purported to be delivered to it by any Person;
(2)to foreclose upon or otherwise enforce any Lien; or
(3)to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.
(d)The Issuer and the Guarantors, jointly and severally, will indemnify the each of the Collateral Trustee and the Local Collateral Agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with this Indenture, including defending itself against any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder; provided that the indemnification set forth in this clause (d) shall not, as to the Collateral Trustee or its related parties, be available to the extent that such liabilities, obligations, losses, damages, penalties or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Collateral Trustee or such related party, as applicable. Each of the Collateral Trustee and the Local Collateral Agents will notify the Issuer promptly of any claim for which it may seek indemnity. Failure to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim, and the Collateral Trustee and any applicable Local Collateral Agent will cooperate in the defense. The Collateral Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. The Issuer shall not pay for any settlement made without its consent, which consent will not be unreasonably withheld. The obligations of the Issuer under this Section 12.05(d) will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Collateral Trustee. The indemnification provided for in this Section 12.05(d) is in addition to, and not in derogation of, the Collateral Trustee’s rights to compensation, reimbursement and indemnity as set forth in the Collateral Trust Agreement and the other Security Documents.
(e)The Collateral Trustee shall be entitled to all of the rights, privileges, immunities and indemnities set forth in the Collateral Trust Agreement and granted to the Trustee hereunder.
(f)By its acceptance of the Notes, each Holder severally agrees (a) to reimburse on demand the Collateral Trustee for such Holder’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Holders under this Indenture and any of the Note Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Holders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Issuer and the

Guarantors and (b) to indemnify and hold harmless the Collateral Trustee and any of its related parties, on demand, in the amount equal to such Holder’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Indenture or any of the Note Documents or any action taken or omitted by it or any of them under this Agreement or any of the Note Documents to the extent not reimbursed by the Issuer and the Guarantors; provided that the indemnification set forth in this clause (f) shall not, as to the Collateral Trustee or its related parties, be available to the extent that such liabilities, obligations, losses, damages, penalties or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Collateral Trustee or such related party, as applicable. The obligations of the Holders under this Section 12.05(f) will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Collateral Trustee.
Section 12.06.Post-Closing Obligations.
The Issuer and the Guarantors shall comply with the obligations set forth in Section 4.5 to the Pledge and Security Agreement within the time periods set forth therein.
Article 13

MISCELLANEOUS
Section 13.01.Notices.
Any notice or communication by the Issuer, any Guarantor, the Collateral Trustee or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic mail or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Issuer and/or any Guarantor:
LATAM Airlines Group S.A.
Av. Presidente Riesco 5711, 20th Floor
Las Condes Santiago, Chile
Fax: +56 (2) 2565-3952
Attention: Andrés del Valle
E-mail: andres.delvalle@latam.com

If to the Trustee:
Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Fax: 302-636-4149
Attention: LATAM Notes Administrator

If to the Collateral Trustee:
Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Fax: 302-636-4149
Attention: LATAM Collateral Trust Administrator
The Issuer, any Guarantor, the Collateral Trustee or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders of Notes) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder will be delivered to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders of Notes.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Issuer mails a notice or communication to Holders of Notes, it will mail a copy to the Trustee, the Collateral Trustee and each Agent at the same time.
Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.
Section 13.02.Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:
(1)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(2)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied.

Section 13.03.Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:
(1)a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
(4)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 13.04.Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders of Notes. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 13.05.No Personal Liability of Directors, Officers, Employees and Stockholders.
No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Section 13.06.Governing Law.
THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 13.07.Waiver of Jury Trial; Consent to Jurisdiction; Waiver of Immunities.
(a)EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE SECURITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b)Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan in The City of New York with respect to actions brought against it as a defendant in respect of any suit, action or proceeding or arbitral award arising out of or relating to this Indenture or the Notes or any transaction contemplated hereby or thereby (a “Proceeding”), and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably waives, to the fullest extent it may do so under applicable law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Issuer and the Guarantors irrevocably appoints Togut, Segal & Segal, LLP (the “Process Agent”), with an office at One Penn Plaza, Suite 3335, New York, New York 10119, as its authorized agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any Proceeding. If for any reason such Person shall cease to be such agent for service of process, each of the Issuer and the Guarantors shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the Trustee a copy of the new agent’s acceptance of that appointment within 30 days. Nothing herein shall affect the right of the Trustee, any Agent or any Holder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuer and the Guarantors in any other court of competent jurisdiction.
(c) Each of the Issuer and the Guarantors hereby irrevocably appoints the Process Agent as its agent to receive, on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in such New York state or U.S. federal court sitting in the Borough of Manhattan in The City of New York. Such service shall be made by delivering by hand a copy of such process to the Issuer or the Guarantors, as the case may be, in care of the Process Agent at the address specified above. The Issuer irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure of the Process Agent to give notice to the Issuer or failure of the Issuer to receive notice of such service of process shall not affect in any way the validity of such service on the Process Agent or the Issuer. As an alternative method of service, the Issuer consents to the service of any and all process in any such Proceeding by the delivery by hand of copies of such process to the Issuer at its address specified in Section 13.01 or at any other address previously furnished in writing by the Issuer to the Trustee. The Issuer covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect during the term of the Notes, and to cause the Process Agent to continue to act as such.
(d) Nothing in this Section 13.07 shall affect the right of any party, including the Trustee, any Agent or any Holder, to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other competent jurisdictions.
(e)Each of the Issuer and the Guarantors irrevocably agrees that, in any proceedings anywhere (whether for an injunction, specific performance or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from such proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on its behalf or with respect to its assets, except to the extent required by applicable law, any such immunity being irrevocably waived, to the fullest extent permitted by applicable law. Each of the Issuer and the Guarantors irrevocably agrees that, where permitted by applicable law, it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under this Indenture or the Notes.

Section 13.08.No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 13.09.Currency Indemnity.
U.S. dollars are the sole currency of account and payment for all sums payable by the Issuer or the Guarantors under or in connection with the Notes and the Note Guarantees, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) by any Holder of a Note in respect of any sum expressed to be due to it from the Issuer or the Guarantors shall only constitute a discharge to the Issuer or the Guarantors, as the case may be, to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Note, the Issuer and the Guarantors shall indemnify such Holder against any loss sustained by it as a result, and if the amount of U.S. dollars so purchased is greater than the sum originally due to such Holder, such Holder shall, by accepting a Note, be deemed to have agreed to repay such excess. In any event, the Issuer and the Guarantors shall indemnify the recipient against the cost of making any such purchase.
For the purposes of this Section 13.09, it shall be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Issuer and the Guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of a Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.
Section 13.10.Successors.
All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.11.Severability.
In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 13.12.Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. For the avoidance of doubt, the words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Trustee is under any obligation to agree to accept electronic signatures in any form or in any format except for facsimile and PDF unless expressly agreed to by the Trustee or Collateral Trustee, as applicable, pursuant to reasonable procedures approved by the Trustee or Collateral Trustee, as applicable.
Section 13.13.Table of Contents, Headings, etc.
The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 13.14.Force Majeure.
In no event shall the Trustee or the Collateral Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee and the Collateral Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

EXHIBIT E
SIGNATURES
Dated as of October 15, 2024
LATAM AIRLINES GROUP S.A.

By:
Name: [•]
Title: [•]
[*]

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